UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Color Kinetics Incorporated
(Name of Registrant as Specified in Its Charter)

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COLOR KINETICS INCORPORATED
10 Milk Street, Suite 1100
Boston, Massachusetts 02108

Dear Fellow Stockholder:

We cordially invite you to attend a special meeting of stockholders of Color Kinetics Incorporated, which is being held as follows:

Date:	August 22, 2007
Time:	10:00 a.m., Eastern Daylight Time
Location:	Foley Hoag LLP Thirteenth Floor Seaport World Trade Center West 155 Seaport Boulevard Boston, Massachusetts 02210

The board of directors has fixed the close of business on July 9, 2007, as the record date for the purpose of determining stockholders entitled to receive notice of and vote at the special meeting or any adjournment thereof.

On June 18, 2007, we entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with Philips Holding USA Inc. (“Philips Holding”), a company incorporated in Delaware, and Black & White Merger Sub, Inc. (“Merger Sub”), a company incorporated in Delaware and a wholly owned subsidiary of Philips Holding, which in turn is a wholly owned subsidiary of Koninklijke Philips Electronics N.V. Pursuant to the merger agreement, Philips Holding will acquire us through a merger of Merger Sub with and into us, and we will cease to be an independent public company and become a wholly owned subsidiary of Philips Holding. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If our stockholders adopt the merger agreement and the merger is subsequently completed, you will be entitled to receive $34.00 in cash, without interest, for each share of Color Kinetics common stock, par value $0.001 per share, you own, unless you have properly exercised your appraisal rights. The merger consideration represents a premium of approximately 14% to the closing price of our common stock on June 18, 2007, the last full trading day prior to the public announcement of the merger agreement, and a premium of approximately 43% to the average closing price of our common stock for the 30-day trading period ending on June 18, 2007.

Your vote is very important.  We cannot complete the merger unless the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting adopt the merger agreement. A failure to vote will have the same effect as a vote against the adoption of the merger agreement. Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. You can vote your shares prior to the special meeting by telephone, on the internet, or by mail with a proxy card, in each case in accordance with the instructions on the proxy card. Voting by any of these methods will ensure that you are represented at the special meeting even if you are not there in person. If you subsequently choose to attend the special meeting, your vote by ballot will revoke any proxy previously submitted. If you receive more than one proxy card because you own shares that are registered separately, please vote the shares shown on each proxy card.

Our board of directors has unanimously determined that the merger agreement is advisable and in the best interests of Color Kinetics and its stockholders and that the merger consideration of $34.00 per share in cash is fair, from a financial point of view, to the stockholders of Color Kinetics, and has therefore unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the board of directors recommends that you vote FOR the adoption of the merger agreement at the special meeting.

Some of our directors and executive officers may have financial interests in the merger that are different from, or are in addition to, the interests of stockholders of Color Kinetics. See “The Merger — Interests of Color Kinetics’ Directors and Executive Officers in the Merger” in the accompanying proxy statement.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or nominee will be unable to vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee to vote your shares, following the procedures provided by your bank, brokerage firm or nominee. Failure to instruct your bank, brokerage firm or other nominee to vote your shares will have the same effect as voting against adoption of the merger agreement.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. You may also obtain more information about Color Kinetics from documents we have filed with the Securities and Exchange Commission. After you have reviewed the enclosed materials, please vote as soon as possible.

Sincerely,

William J. Sims
President and
Chief Executive Officer

This proxy statement is dated July 16, 2007 and is first being mailed to stockholders on or about July 17, 2007.

COLOR KINETICS INCORPORATED
10 Milk Street, Suite 1100
Boston, Massachusetts 02108

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On August 22, 2007

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Color Kinetics Incorporated (“Color Kinetics”) will be held on August 22, 2007, at 10:00 a.m. Eastern Daylight Time, at the offices of Foley Hoag, LLP, 155 Seaport Boulevard, 13th Floor, Boston, Massachusetts 02210. The purpose of the meeting will be:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 18, 2007, by and among Color Kinetics, Philips Holding USA Inc. (“Philips Holding”) and Black & White Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Philips Holding, pursuant to which Philips Holding will acquire Color Kinetics through a merger of Merger Sub with and into Color Kinetics and Color Kinetics will cease to be an independent public company and become a wholly owned subsidiary of Philips Holding;

•	to consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our board of directors has unanimously approved the merger agreement and has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Color Kinetics and its stockholders, and recommends that you vote FOR the adoption of the merger agreement at the special meeting. The terms of the merger agreement and the merger are more fully described in the attached proxy statement, which we urge you to read carefully and in its entirety. Our board of directors also recommends that you vote FOR the proposal to adjourn the special meeting, if determined to be necessary. We are not aware of any other business to come before the special meeting.

Our board of directors has established the close of business on July 9, 2007 as the record date for determining the stockholders entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Only stockholders who held shares of Color Kinetics’ common stock on the record date will be entitled to vote at the special meeting. Whether or not you plan to attend the special meeting in person, please submit your proxy, or in the event that you hold your shares through a bank, brokerage firm or other nominee, your separate voting instructions, as soon as possible. You can vote your shares prior to the special meeting by telephone, on the internet, or by mail with a proxy card, in each case, in accordance with the instructions on the proxy card. Voting by any of these methods will ensure that you are represented at the special meeting even if you are not present in person. If you decide to attend the special meeting in person, your vote by ballot will revoke any proxy previously submitted.

A list of stockholders entitled to vote at the special meeting will be available for examination, for any purpose relevant to the special meeting, at our main offices located at 10 Milk Street, Suite 1100, Boston, Massachusetts 02108, during ordinary business hours for at least ten days prior to the special meeting, as well as at the special meeting.

Your vote is very important, regardless of the number of shares of Color Kinetics common stock you own.  The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting. The proposal to adjourn the special meeting, if determined to be necessary, requires the affirmative vote of a majority of the shares present in person at the special meeting or represented by proxy and entitled to vote thereon.

If you sign, date and return your proxy card without indicating how you wish to vote, your shares of Color Kinetics common stock will be voted in favor of the adoption of the merger agreement, and in favor of the proposal to adjourn the special meeting, if determined to be necessary. If you fail to return your proxy card, your shares of Color Kinetics common stock will not be counted for the purposes of determining whether a quorum is present, and will have the same effect as a vote against the adoption of the merger agreement. Not returning your proxy will have the same effect as an abstention on the proposal to adjourn the special meeting, if determined to be necessary.

You may revoke your proxy at any time prior to its exercise at the special meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy by telephone or on the internet, by attending the special meeting and casting your vote by ballot at the special meeting or by delivering a written revocation dated after the date of the proxy that is being revoked to Color Kinetics Incorporated, 10 Milk Street, Suite 1100, Boston, Massachusetts 02108, Attention: Corporate Secretary, before we take the vote at the special meeting. If you hold your shares through a bank, brokerage firm or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee regarding revocation of proxies. If your bank, brokerage firm or other nominee allows you to vote by telephone or on the internet, you may be able to change your vote by voting again by telephone or on the internet as instructed by your bank, brokerage firm or other nominee.

By Order of the Board of Directors

William J. Sims
President and
Chief Executive Officer

Boston, Massachusetts
July 16, 2007

ii

SUMMARY

This summary highlights selected information from this proxy statement about the proposed merger and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, including the annexes, and the other documents to which we refer you. We have included section and page references to direct you to a more complete description of the topics contained in this summary. Unless otherwise indicated in this proxy statement or the context otherwise requires, all references in this proxy statement to “Color Kinetics,” “the Company,” “our” or “us” refer to Color Kinetics Incorporated.

The Special Meeting (page 9)

The special meeting will be held on August 22, 2007 at 10:00 a.m., Eastern Daylight Time at the office of Foley Hoag LLP, 155 Seaport Boulevard, 13th Floor, Boston, Massachusetts 02210.

Purpose of the Special Meeting (page 9)

The purpose of the special meeting will be:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated June 18, 2007, which we refer to as the merger agreement, by and among Color Kinetics, Philips Holding and Merger Sub, pursuant to which Philips Holding will acquire Color Kinetics through a merger of Merger Sub with and into Color Kinetics, and Color Kinetics will cease to be an independent public company and become a wholly owned subsidiary of Philips Holding and an indirect subsidiary of Royal Philips;

•	to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Stock Entitled to Vote; Quorum (page 9)

Our board of directors has established the close of business on July 9, 2007 as the record date for determining the holders of our common stock entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 21,470,150 shares of our common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote for each matter to be voted on at the special meeting.

The holders of a majority of the shares of our common stock that were outstanding on the record date, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting.

The Merger (page 13)

On June 18, 2007, Color Kinetics entered into the merger agreement with Philips Holding USA Inc., which we refer to as Philips Holding, and Black & White Merger Sub, Inc., a wholly owned subsidiary of Philips Holding, which we refer to as Merger Sub. Philips Holding is a wholly owned subsidiary of Koninklijke Philips Electronics N.V., which we refer to as Royal Philips. Royal Philips has unconditionally guaranteed to Color Kinetics the obligations of Philips Holding and Merger Sub under the merger agreement. If the merger is completed, Merger Sub will be merged with and into Color Kinetics, and Color Kinetics will survive the merger and continue to exist after the merger as a wholly owned subsidiary of Philips Holding. As a result of the merger, you will no longer have an ownership interest in Color Kinetics, and your shares of Color Kinetics common stock will be converted into the right to receive the merger consideration. A copy of the merger agreement is attached to this proxy statement as Annex A.

Merger Consideration (page 35)

In the merger, you will receive $34.00 in cash for each share of Color Kinetics common stock you hold immediately prior to the effective time of the merger, unless you do not vote in favor of the merger and you otherwise properly perfect and do not withdraw a demand for your appraisal rights under Delaware law. No interest will be paid on the merger consideration.

Conditions to the Completion of the Merger (page 42)

The completion of the merger depends on a number of conditions being fulfilled or waived, including adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, as well as receipt of regulatory approvals for the merger.

We expect to complete the merger shortly after all of the conditions to the merger have been fulfilled or waived. We currently expect to complete the merger during the third quarter of calendar year 2007, but we cannot be certain when or if the conditions will be fulfilled or waived.

Termination of the Merger Agreement (page 43)

The merger agreement may be terminated in certain circumstances by Color Kinetics or Philips Holding. If we or Philips Holding terminate the merger agreement under certain circumstances, we will have to pay Philips Holding a termination fee of up to $28,000,000, either upon termination or upon the completion of an acquisition transaction other than the merger described in this proxy statement.

Board Recommendation (page 18)

Our board of directors has unanimously approved the merger agreement and has unanimously determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Color Kinetics and its stockholders, and recommends that you vote FOR the adoption of the merger agreement at the special meeting. Our board of directors also recommends that you vote FOR the proposal to adjourn the special meeting, if determined to be necessary, to solicit additional proxies. We are not aware of any other business to come before the special meeting.

Opinion of Our Financial Advisor (page 20)

In connection with the merger, Deutsche Bank Securities, Inc., our financial advisor, which we refer to as Deutsche Bank, delivered to our board of directors a written opinion to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration of $34.00 per share was fair, from a financial point of view, to Color Kinetics stockholders. The full text of the written opinion, dated June 18, 2007, of Deutsche Bank Securities, Inc., which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of Color Kinetics common stock are encouraged to read the opinion carefully in its entirety.

Deutsche Bank Securities, Inc. provided its opinion to our board of directors to assist the board in its evaluation of the merger consideration from a financial point of view. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger.

Interests of Color Kinetics’ Directors and Executive Officers in the Merger (page 27)

Some of the directors and executive officers of Color Kinetics may have financial interests in the merger that are different from, or are in addition to, the interests of stockholders of Color Kinetics. These interests include rights of certain of our officers, including certain of our executive officers, under new employment agreements with Philips Holding, rights of directors and officers under stock-based benefit programs and awards of Color Kinetics, and rights of directors and officers to continued indemnification and insurance coverage by Philips Holding after the merger for acts or omissions occurring prior to the merger. The Color Kinetics board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated thereby.

Material U.S. Federal Income Tax Consequences of the Merger (page 24)

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

Appraisal Rights (page 31)

Under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, if you do not vote to adopt the merger agreement and you comply with the other statutory requirements of the DGCL (including making a written demand for appraisal in compliance with the DGCL before the vote on the proposal to adopt the merger agreement at the special meeting), and if the merger is completed, you may elect to receive, in cash, the judicially determined fair value of your shares of our common stock, with interest, in lieu of the merger consideration. If you wish to exercise your appraisal rights, you must either vote against the proposal to adopt the merger agreement or refrain from voting on the proposal to adopt the merger agreement. If you submit a signed proxy that does not contain instructions to vote against, or abstain from voting on, the proposal to adopt the merger agreement, you will waive your appraisal rights. The fair value of your shares of Color Kinetics common stock as determined in accordance with Delaware law may be more or less than or the same as the merger consideration to be paid to stockholders in the merger. Annex C to this proxy statement contains the full text of Section 262 of the DGCL, which relates to appraisal rights. We encourage you to read Annex C carefully and in its entirety. Failure to follow all of the steps required by Section 262 of the DGCL will result in the loss of your appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the matters to be considered at the special meeting. You should still carefully read this entire proxy statement, including each of the annexes.

Q.	Why am I receiving this proxy statement?

A.	You are receiving this proxy statement because you are a stockholder of Color Kinetics. On June 18, 2007, Color Kinetics entered into a merger agreement with Philips Holding and Merger Sub which provides for the acquisition of Color Kinetics by Philips Holding by means of a merger of Merger Sub with and into Color Kinetics. If the merger is completed, Color Kinetics will become a wholly owned subsidiary of Philips Holding and an indirect subsidiary of Koninklijke Philips Electronics N.V., the parent company of Philips Holding (“Royal Philips”). A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, among other things, our stockholders must vote to approve the proposal to adopt the merger agreement. We are holding a special meeting of stockholders to obtain this approval.

Q.	When and where is the special meeting of our stockholders?

A.	The special meeting of stockholders will take place on August 22, 2007, at 10:00 a.m. Eastern Daylight Time, at the offices of Foley Hoag LLP, 155 Seaport Boulevard, 13th Floor, Boston, Massachusetts 02210.

Q.	What matters will I be asked to vote on at the special meeting?

A.	At the special meeting, you will be asked:

• to consider and vote upon a proposal to adopt the merger agreement;

• to consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

• to transact such other business as may properly come before the special meeting or any adjournment thereof.

Q.	How does the board of directors of Color Kinetics recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

• FOR the proposal to adopt the merger agreement; and

• FOR the adjournment of the meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q.	What is a quorum?

A.	A quorum must be present for the special meeting to be held. A quorum is present if the holders of a majority of our issued and outstanding shares of common stock entitled to vote at the special meeting are present at the meeting, either in person or represented by proxy. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q.	What vote is required to adopt the merger agreement?

A.	In order to adopt the merger agreement, holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting must approve the related proposal being submitted to stockholders. Each share of our common stock is entitled to one vote.

Q.	What vote is required to adjourn the special meeting, if determined to be necessary?

A.	In order to approve the proposal to adjourn the special meeting, if determined to be necessary, holders of a majority of the shares of our common stock that are present at the special meeting and that are voted and do not abstain must vote FOR the proposal to adjourn the special meeting, if determined to be necessary.

Q.	How are votes counted?

A.	For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as votes cast AGAINST the proposal relating to the adoption of the merger agreement, and will count for the purpose of determining whether a quorum is present. Stockholders as of the close of business on the record date holding at least a majority of the issued and outstanding shares of our common stock must vote FOR the adoption of the merger agreement for us to complete the merger. As a result, if you ABSTAIN, it has the same effect as a vote AGAINST the adoption of the merger agreement.

For the proposal to adjourn the special meeting, if determined to be necessary, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn the special meeting, if determined to be necessary, but will count for the purpose of determining whether a quorum is present. The proposal to adjourn the special meeting, if determined to be necessary, requires the affirmative vote of holders representing a majority of the votes of our shares of common stock that are present at the special meeting and entitled to vote and that are voted and do not abstain. As a result, if you ABSTAIN, it will have no effect on the vote for the adjournment of the special meeting, if determined to be necessary.

If you sign and return your proxy card without indicating your vote, your shares will be voted FOR the adoption of the merger agreement, FOR adjournment of the special meeting, if determined to be necessary, and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

A broker non-vote occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the broker, bank or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. As a result, broker non-votes will have the effect of a vote AGAINST the adoption of the merger agreement. Broker non-votes will have no effect on the vote for the adjournment of the meeting, if determined to be necessary.

Q.	Who may vote at the special meeting?

A.	Owners of record of shares of our common stock at the close of business on July 9, 2007, the record date for the special meeting, are entitled to vote. This includes shares you held on that date directly in your name as the stockholder of record. If you own shares through a broker, bank or other nominee where the shares were held for you as the beneficial owner, you may instruct the broker, bank or other nominee how to vote the shares beneficially owned by you. A list of stockholders of record entitled to vote at the special meeting will be available at our offices located at 10 Milk Street, Suite 1100, Boston, Massachusetts 02108, during ordinary business hours for ten days prior to the special meeting, as well as at the special meeting.

Q.	How many shares can vote?

A.	On the record date for the special meeting, there were 21,470,150 shares of our common stock outstanding, with each share entitled to one vote for each matter to be voted on at the special meeting.

Q.	How do I vote?

A.	Since many stockholders are unable to attend the special meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares. Additionally, if your shares are registered in your name, you may submit a proxy authorizing the voting of your shares over the internet at www.voteproxy.com or telephonically by calling 1-800-PROXIES (1-800-776-9437). Proxies submitted over the internet or by telephone must be received by 11:59 p.m. Eastern Standard Time on August 21, 2007. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to submit a proxy over the internet or telephone. Brokers, banks and other nominees generally solicit voting instructions from the beneficial owners of shares held of record by the nominee, and typically offer telephonic or electronic means by which these instructions can be given, in addition to the traditional mailed voting instruction cards. If you beneficially own shares held through a broker, bank or other nominee, you may submit voting instructions by telephone or on the internet if the broker, bank or other nominee holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

Q.	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my broker or nominee automatically vote my shares for me?

A.	No. Your bank, broker or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker or other nominee as to how to vote your shares, following the instructions contained in the voting instruction card that your bank, broker or nominee provides to you. Failing to instruct your bank, broker or other nominee to vote your shares will have the same effect as a vote AGAINST the adoption of the merger agreement.

Q.	What does it mean if I get more than one proxy card?

A.	If you have shares of our common stock that are registered separately and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q.	How will my proxy vote my shares?

A.	The designated proxy holders will vote according to the instructions you submit on your proxy card. If you sign and return your card but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote all uninstructed shares FOR the adoption of the merger agreement, FOR the proposal to adjourn the special meeting, if determined to be necessary, and in accordance with the judgment of the designated proxy holders on any other matters properly brought before the special meeting for a vote.

Q.	Can I revoke my proxy?

A.	You may revoke your proxy at any time before it is voted at the special meeting. If you are the holder of record of your shares, you may revoke your proxy prior to the vote at the special meeting in any of three ways:

• by delivering a written revocation dated after the date of the proxy that is being revoked to Color Kinetics Incorporated, 10 Milk Street, Suite 1100, Boston, Massachusetts 02108, Attention: Corporate Secretary;

• by delivering a proxy dated later than your original proxy relating to the same shares to our Corporate Secretary by mail, telephone or on the internet; or

• by attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name” (that is, through a broker, bank or other nominee), you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or on the internet, you may be able to change your vote by submitting a new proxy by telephone or on the internet.

Q.	What are the tax consequences to me of the merger?

A.	U.S. holders will recognize gain or loss for U.S. federal income tax purposes on the receipt of cash in exchange for shares of our common stock pursuant to the merger equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock surrendered therefor. See “The Merger — Material U.S. Federal Income Tax Consequences”.

Q.	Can I vote in person at the special meeting?

A.	If you submit a proxy or voting instructions you do not need to vote in person at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously submitted. If you hold your shares in “street name” (that is through a broker, bank or other nominee), you must obtain a legal proxy from your broker, bank or other nominee authorizing you to vote your shares in person, which you must bring with you to the special meeting.

Q.	Who can attend the special meeting?

A.	All stockholders of record on the record date for the special meeting can attend. In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the special meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on July 9, 2007.

Q.	Should I send in my stock certificates now?

A.	No. Please do not send any stock certificates with your proxy card. After we complete the merger, you will receive written instructions for returning your Color Kinetics stock certificates. These instructions will tell you how and where to send your Color Kinetics stock certificates in order to receive the merger consideration.

Q.	What will I receive in exchange for my shares of Color Kinetics common stock?

A.	If we complete the merger, you will have the right to receive $34.00 for each share of our common stock that you own of record on the record date unless you do not vote in favor of the adoption of the merger agreement and you properly perfect your appraisal rights under Delaware law, in which case you will be entitled to receive the fair value of your shares of common stock, as determined by an appraisal in accordance with Delaware law. No interest will be paid on the merger consideration.

Q.	If the merger is completed, will Color Kinetics shares continue to be publicly traded?

A.	No. If the merger is completed, Color Kinetics will become a wholly owned subsidiary of Philips Holding and an indirect subsidiary of Royal Philips and all our shares will cease to be publicly traded.

Q.	Am I entitled to appraisal rights?

A.	Yes. Under the General Corporation Law of the State of Delaware (the “DGCL”), holders of our common stock are entitled to appraisal rights if the merger is completed. Any stockholder who wishes to exercise appraisal rights with respect to the merger must not consent to or vote in favor of the adoption of the merger agreement and must file written notice with us of an intention to demand appraisal of their shares prior to the taking of the vote thereon at the special meeting, and otherwise follow the procedures set forth in Section 262 of the DGCL. See “The Merger — Appraisal Rights.”

Q.	When do you expect to complete the merger?

A.	We expect to complete the merger shortly after all of the conditions to the merger have been fulfilled or waived. We currently expect to complete the merger during the third quarter of calendar year 2007, but we cannot be certain when or if the conditions will be fulfilled or waived.

Q.	Who can help answer my questions about the special meeting or the merger?

A.	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact us or our proxy solicitor, The Altman Group, Inc. If your broker, bank or other nominee holds your shares you should also call your broker, bank or nominee for additional information.

THE COMPANIES

Color Kinetics Incorporated

Color Kinetics Incorporated designs, sells and markets LED lighting systems and related original equipment manufacturer (OEM) components. Our LED lighting systems use semiconductor devices known as light emitting diodes, or LEDs, as the light source. The performance, efficiency and cost of LEDs have been improving rapidly, enabling them to displace traditional light sources, such as incandescent and halogen lamps and neon lighting, in many applications. Using proprietary digital control methods (including our patented Chromacore, Chromasic and Powercore technologies), our intelligent LED lighting systems enable customers to create dramatic lighting effects, provide cost savings and achieve other practical benefits such as color temperature control not attainable with traditional lighting technology. We also provide simplified LED lighting systems, such as dimmable color and white light systems, that do not use our Chromacore or Chromasic technologies, but that use other elements of our proprietary technologies.

We currently operate in two principal lines of business:

•	Lighting systems: We offer intelligent LED lighting systems sold under the Color Kinetics brand for installation in lighting projects where their use has typically been specified by a designer or architect. We also sell simplified LED lighting systems for broader categories of the lighting market.

•	OEM and licensing: We offer a standard line of LED lighting modules, custom and basic components and other products that can be incorporated by manufacturers in products sold under their own brands. We also license our technologies. We believe that our proprietary technologies not only provide a competitive advantage in many markets where we compete directly, but also offer increasing opportunities, through our OEM or licensing programs, to reach markets and applications that cannot be served efficiently by our own direct sales force.

We do not manufacture LEDs. We purchase LEDs and other critical components that are used in our systems from major semiconductor manufacturers, and we outsource the manufacture of our products to contract manufacturers, primarily in Asia. We also have substantial expertise relating to supply chain management and the manufacture of our products, including proprietary manufacturing processes that we license to our suppliers.

Our principal executive office is at 10 Milk Street, Suite 1100, Boston, Massachusetts 02108, and our telephone number there is (617) 423-9999.

Royal Philips

Koninklijke Philips Electronics N.V., which we also refer to as Royal Philips, is one of the world’s largest electronics companies and is active in a number of businesses including consumer electronics, domestic appliances and personal care, lighting and medical systems. Royal Philips had sales of 26.97 billion euro in 2006. Royal Philips’ ordinary shares are listed on the New York Stock Exchange and Euronext Amsterdam.

Royal Philips’ principal executive offices are located at Breitner Center, Amstelplein 2, 1070 MX Amsterdam, The Netherlands, and its telephone number there is +31 20 59 77 222.

Philips Holding

Philips Holding USA Inc., which we also refer to as Philips Holding, is a Delaware corporation and is a wholly owned U.S. subsidiary of Royal Philips. Philips Holding and its subsidiaries conduct certain operations within the United States.

The address for Philips Holding is c/o Philips Electronics North America Corporation, Corporate Law Department, 1251 Avenue of the Americas, New York, NY 10020-1104, and its telephone number there is (212) 536-0641.

Merger Sub

Black & White Merger Sub, Inc., which we refer to as Merger Sub, is a wholly owned subsidiary of Philips Holding incorporated under the laws of Delaware on June 14, 2007. It was formed solely for the purposes of effecting the merger, has no assets, and has conducted no business activities other than those incident to its formation and the execution of the merger agreement. Upon consummation of the merger, Merger Sub will merge with and into Color Kinetics with Color Kinetics as the surviving corporation.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to Color Kinetics stockholders as part of the solicitation of proxies by our board of directors on our behalf for use at the special meeting and at any postponements or adjournments of the special meeting. The special meeting will be held at 10:00 a.m., Eastern Daylight Time, on August 22, 2007, at the offices of Foley Hoag LLP, 155 Seaport Boulevard, 13th Floor, Boston, Massachusetts 02210.

Purpose of the Meeting

The purpose of the special meeting will be:

•	to consider and vote upon a proposal to adopt the merger agreement pursuant to which Philips Holding will acquire Color Kinetics through a merger of Merger Sub with and into Color Kinetics and Color Kinetics will cease to be an independent public company and become a wholly owned subsidiary of Philips Holding, and an indirect subsidiary of Royal Philips;

•	to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Record Date; Stock Entitled to Vote; Quorum

Our board of directors has established the close of business on July 9, 2007 as the record date for determining the holders of our common stock entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 21,470,150 shares of our common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote for each matter to be voted on at the special meeting.

The holders of a majority of the shares of our common stock that were outstanding on the record date, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held in treasury by us or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum, and may not vote at the special meeting. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum.

Required Vote

Each share of our common stock that was outstanding on the record date for the special meeting entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the vote is based on the number of shares of our common stock that are outstanding on the record date rather than on the number of votes cast at the meeting, failure to vote your shares of our common stock entitled to vote at the special meeting, and proxies marked to abstain from voting, will have the same effect as votes against the adoption of the merger agreement. Accordingly, the Color Kinetics board of directors urges you to complete, date, sign and return the enclosed proxy card, or to submit your proxy by telephone or the internet, as outlined in the enclosed proxy card, or, in the event that you hold your shares through a bank, broker or other nominee, to vote by following the separate voting instructions received from your bank, broker or other nominee.

Voting By Proxy; Revocability of Proxy

Each copy of this proxy statement mailed to our stockholders is accompanied by a proxy card and a self-addressed envelope.

If you are a registered stockholder, that is, if you are a “holder of record,” on the record date you may submit your proxy in any of the following three ways:

•	by completing, dating, signing and returning the enclosed proxy card by mail;

•	by appointing a proxy to vote your shares by telephone or via the internet, as outlined in the enclosed proxy card; or

•	by attending and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should submit your proxy as described above as promptly as possible. Submitting your proxy before the special meeting will not prevent you from voting in person at the special meeting should you decide to attend. If you subsequently choose to attend the special meeting, your vote by ballot will revoke any proxy previously submitted.

If you hold your shares of Color Kinetics common stock in a stock brokerage account or through a bank, brokerage firm or other nominee, or in other words in “street name,” you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or other nominee provides to you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares, following the directions contained in the voting instruction card. If you hold shares in street name, you may submit voting instructions by telephone or via the internet if the bank, brokerage firm or other nominee holding your shares offers these voting methods. Please refer to the voting instructions provided by your bank, brokerage firm or nominee for information.

If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted FOR the adoption of the merger agreement and FOR the adjournment of the special meeting, if determined to be necessary. If you submit your proxy via the internet or by telephone, your shares will be voted at the special meeting as instructed.

You may revoke your proxy at any time before the proxy is voted at the special meeting. If you are a holder of record, you may revoke your proxy prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to Color Kinetics Incorporated, 10 Milk Street, Suite 1100, Boston, Massachusetts 02108, Attention: Corporate Secretary;

•	by delivering a proxy dated later than your original proxy relating to the same shares to our Corporate Secretary by mail, telephone or on the internet; or

•	by attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in street name by your bank, brokerage firm, or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee regarding revocation or change of voting instructions. If your bank, brokerage firm or other nominee allows you to submit voting instructions by telephone or on the internet, you may be able to change your vote by telephone or on the internet.

Abstaining from Voting

If you submit a proxy in which you abstain from voting, it will have the following effects:

•	Your shares will be counted as present for determining whether or not there is a quorum at the special meeting.

•	Because the merger agreement must be adopted by a majority of the shares of our outstanding common stock rather than of the number of votes cast, abstentions will have the same effect as votes AGAINST the adoption of the merger agreement.

•	Your abstention will not be counted in determining whether or not any proposal to adjourn the special meeting is approved.

A broker non-vote occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the broker, bank or other nominee has not received your voting instructions and lacks discretionary power to vote such shares. Broker non-votes count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. As a result, broker non-votes will have the effect of a vote AGAINST the adoption of the merger agreement. Broker non-votes will have no effect on the vote for the adjournment of the special meeting, if determined to be necessary.

Voting in Person

If you submit a proxy or voting instructions you do not need to vote in person at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously submitted.

In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on July 9, 2007. In addition, if you hold your shares through a broker, bank or other nominee, you must obtain a legal proxy from your broker, bank or other nominee authorizing you to vote your shares in person, which you must bring with you to the special meeting.

Submitting Proxies via the Internet or by Telephone

If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the internet at www.voteproxy.com or by telephone by calling 1-800-PROXIES (1-800-776-9437). Authorizations for voting submitted via the internet or telephone must be received by 11:59 p.m. Eastern Standard Time on August 21, 2007. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to submit a proxy via the internet or telephone. If you beneficially own shares held through a broker, bank or other nominee, you may submit voting instructions by telephone or on the internet if the broker, bank or other nominee holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

Shares Beneficially Owned by Color Kinetics Directors and Executive Officers

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 1,731,236 shares of our common stock, entitling them to exercise approximately 8.1% of the voting power of our common stock entitled to vote at the special meeting.

Solicitation of Proxies

Color Kinetics is soliciting proxies for our special meeting from our stockholders and other persons. We will pay the costs of soliciting proxies for the special meeting. In addition to this mailing, our officers, directors and employees may solicit proxies by telephone, by mail, on the internet or in person. However, they will not be paid any additional amounts for soliciting proxies. We have also engaged The Altman Group, Inc. to assist in the solicitation of proxies and to verify records relating to the solicitation. The Altman Group, Inc. will receive a fee of approximately $6,500 and will be reimbursed for certain expenses, and we will indemnify The Altman Group, Inc. against certain losses arising out of its proxy solicitation services on our behalf. We and our proxy solicitor will also request that individuals and entities holding Color Kinetics shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and we will reimburse those holders for their reasonable expenses in performing those services.

Other Business; Adjournments and Postponements

We are not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, and intend to vote the shares as the Color Kinetics board of directors may recommend.

The special meeting may be postponed from time to time, whether or not a quorum exists, without further notice other than by an announcement made at or before the special meeting. If a quorum is not present at the special meeting, stockholders may be asked to vote on a proposal to adjourn the special meeting to solicit additional proxies in order to obtain a quorum. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to adopt the merger agreement, holders of common stock may also be asked to vote on the proposal to approve the adjournment of the special meeting to permit further solicitation of proxies in favor of adoption of the merger agreement. If any adjournment or postponement of the special meeting is for more than 30 days or if after the adjournment a new record date is fixed for an adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at such special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

The Altman Group, Inc.
Attention: Domenick DeRobertis
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Telephone: (800) 243-1162
Fax: (201) 460-0050

THE MERGER

Background of the Merger

Our board of directors and management have periodically reviewed Color Kinetics’ competitive position and strategy in light of the rapidly changing market conditions in the lighting industry and in the LED lighting market in particular, with the objective of identifying and evaluating strategic alternatives available to enhance shareholder value.

The alternatives considered by the board of directors from time to time have included acquisitions of complementary businesses and technologies. Our board of directors constituted an informal committee of the board (the “M&A Committee”), consisting of four non-employee directors, including the Chairperson of our board of directors, Elisabeth Allison, along with John Abele, Noubar Afeyan and William O’Brien, to assist management in evaluating possible acquisition candidates. Our management, with the assistance of the M&A Committee, evaluated a number of potential acquisition candidates and engaged in preliminary due diligence or substantive negotiations with at least three such companies. None of these discussions resulted in a definitive agreement by Color Kinetics to acquire the other company.

In late 2006, in conjunction with selecting managing underwriters for a secondary offering of our common stock in that took place in November 2006, our management began to interview investment banking firms to advise our management and board of directors in reviewing possible acquisitions and other strategic alternatives available to the Company.

Since our inception, our management has also held discussions from time to time with numerous lighting industry participants concerning a broad range of potential OEM, licensing, commercial partnering and alliance arrangements. Among these discussions were a series of conversations and meetings extending back to 2002 between representatives of Color Kinetics and representatives of Philips Lighting B.V. to discuss their respective businesses and intellectual property portfolios and the possibility of various types of collaborative relationships, including the potential for a cross-licensing arrangement between the two companies.

In late 2006 and early 2007 the pace of these discussions accelerated. Representatives of Philips, including Karsten Schwennesen, General Counsel of Philips Lighting, B.V., and Renier Vree, Executive Vice President and Chief Financial Officer of Philips Lighting B.V., along with inside and outside intellectual property counsel to Philips, met on four occasions in New York City, New York, Boston, Massachusetts and Eindhoven, the Netherlands, with various representatives of Color Kinetics, including William J. Sims, our President and Chief Executive Officer, David K. Johnson, our Senior Vice President and Chief Financial Officer, Ihor A. Lys, our Chief Scientist, Frederick M. Morgan, our Chief Technology Officer, Kevin Dowling, our Vice President, Innovation, and our internal licensing and intellectual property counsel. To facilitate these discussions, Color Kinetics and Philips Lighting B.V. entered into a mutual nondisclosure agreement on December 14, 2006. At these meetings in late 2006 and early 2007, a number of potential arrangements for cross-licensing and pooling of intellectual property and other forms of high-level partnership were discussed. In a meeting on December 19, 2006, Philips also asked whether Color Kinetics would be open to a possible acquisition of the company by Philips, and Mr. Sims replied that at a high enough price, Color Kinetics might be interested in discussing such a transaction.

On March 13, 2007, TIR Systems, Ltd., a defendant in patent infringement litigation that had been brought by Color Kinetics, announced that it was to be acquired by Royal Philips. On April 11, 2007, Philips and Color Kinetics agreed that information exchanged in connection with their licensing discussions would not be used by either party in connection with the TIR patent infringement litigation.

In early April 2007, Color Kinetics retained Deutsche Bank Securities, Inc. to advise the board of directors in reviewing the Company’s strategic alternatives.

On April 19, 2007, Messrs. Vree and Schwennesen, along with James Nolan, Senior Vice President and Global Head of Mergers & Acquisitions of Philips International B.V., met with Messrs. Sims and Johnson at the Color Kinetics office in Boston. The meeting had previously been scheduled for the purpose of continuing the licensing discussions. At this meeting, the Philips executives delivered to Mr. Sims a letter formally stating the interest of Philips Lighting B.V. in acquiring Color Kinetics in a negotiated transaction at a price in cash equal to $27.00 per share. The Philips letter indicated that the proposed price per share was based on an extensive review of publicly available information, but that Philips would be prepared to consider additional information that Color Kinetics might provide which might lead to a higher price if Philips found additional value.

The board of directors met on April 25, 2007, with representatives of Deutsche Bank present, and conducted an extensive discussion of the Philips proposal, the Company’s competitive position and its financial performance and prospects, changing conditions in the lighting industry, the possibility that other participants in the lighting industry might be interested in a strategic combination with the Company, and a broad range of other considerations relevant to an evaluation of the Philips proposal. The board of directors concluded that Philips should be informed that the Company was not for sale at $27.00 per share, but that management, with the assistance of Deutsche Bank, should continue discussions with, and provide additional information to, Philips with a view to determining whether Philips would be willing to increase its bid to a level that the board of directors believed would be consistent with management’s and the board’s view of the longer-term value of the Company. The board of directors instructed management at the same time to determine the level of interest of other companies that the board of directors considered to be likely possible bidders.

The board and management considered that the companies that would be likely to consider and be financially able to consummate an acquisition of Color Kinetics were Company A and Company B. Company A had in the past expressed a strong desire to be informed in the event that a sale of the Company were contemplated. Company B had been engaged for several years in discussions with Color Kinetics with respect to a strategic cross-licensing arrangement, although the parties had been unable to agree on terms for such an arrangement. The board of directors considered these the only companies that were both likely to view the acquisition of the Company as strategically compelling and likely to have the ability to rapidly negotiate and complete an acquisition of the Company at a price competitive with that currently being offered by Philips.

Between April 25, 2007 and April 30, 2007, Mr. Sims and representatives of Deutsche Bank contacted representatives of Company A and Company B to ascertain their interest in evaluating a possible acquisition of Color Kinetics. Company A expressed strong interest in pursuing discussions on this topic, and proposed a meeting with senior management of Color Kinetics. Company B informed Color Kinetics that it was not in a position to make a bid to acquire Color Kinetics at the present time.

Representatives of Deutsche Bank also communicated with representatives of Goldman, Sachs & Co., financial advisor to Philips, with a view to arranging a meeting at which Deutsche Bank could provide further information to Philips in support of Color Kinetics’ belief that a higher valuation of the Company was justified.

On April 30, 2007, Foley Hoag LLP, Color Kinetics’ outside counsel, provided to Sullivan & Cromwell LLP, counsel to Philips, a proposed form of expanded non-disclosure agreement intended to permit a broader exchange of information between the two companies.

On May 1, 2007, representatives of Deutsche Bank and representatives of Goldman Sachs, along with Mr. Nolan, met in New York City. The parties discussed the Philips proposal and Deutsche Bank presented the rationale for the Color Kinetics board of directors’ belief that a higher valuation for Color Kinetics was justified.

On May 3, 2007, Color Kinetics furnished to Company A a proposed form of non-disclosure agreement. Between May 3, 2007 and May 10, 2007, Color Kinetics and Company A negotiated the terms of the non-disclosure agreement, which was signed on May 11, 2007.

On May 4, 2007, Goldman Sachs advised Deutsche Bank that Philips could not justify a price in the range that Deutsche Bank had indicated the Color Kinetics board would find acceptable, but might be willing to participate in a competitive process should one develop.

On May 7, 2007, the Color Kinetics M&A Committee was briefed on the status of discussions with Philips and Company A and informed that Company B had indicated that it was not in a position to make a bid.

On May 11, 2007, six executives of Company A met with Messrs. Sims and Johnson and representatives of Deutsche Bank in the New York offices of Deutsche Bank.

On May 15, 2007, Company A advised Deutsche Bank that Company A remained very interested in a transaction with Color Kinetics and was awaiting approval from senior management to make a formal proposal. During the week of May 14, 2007 Color Kinetics and Deutsche Bank provided non-public information to Company A and discussed arrangements for due diligence meetings with the Color Kinetics management team and for access to an electronic data room to be established by Color Kinetics.

On May 16, 2007, Goldman Sachs contacted Deutsche Bank to inquire whether a formal process was being conducted and whether another party had executed a nondisclosure agreement and was informed that this was the case.

On May 17, 2007, Philips sent to Color Kinetics a letter, captioned “Notice of Patent Infringement,” in which it identified a number of Philips patents, alleged that products sold by Color Kinetics closely resembled the technology or innovations claimed in one or more of these Philips patents, and invited Color Kinetics to take a limited, non-exclusive license under Philips’ patent rights.

On May 18, 2007, the Color Kinetics M&A Committee was briefed on the status of discussions with Philips and Company A.

Between May 19, 2007 and May 21, 2007, in a series of contacts between representatives of Philips and Goldman Sachs and Color Kinetics and Deutsche Bank, Philips sought to ascertain the status of the bidding process and to arrange for due diligence meetings with the Color Kinetics management team and for access to Color Kinetics’ electronic data room. On May 24, 2007, Color Kinetics and Philips entered into an expanded non-disclosure agreement to facilitate this.

On May 25, 2007, an executive of Philips’ Lumileds division sent to Color Kinetics a letter in which Lumileds alleged that certain of Color Kinetics’ products using Epistar AllnGaP LEDs infringe three US patents of Lumileds and invited Color Kinetics to replace the Epistar LEDs purchased by Color Kinetics for use in its products with LEDs from Lumileds. The Lumileds letter referred to a recent decision from the US International Trade Commission regarding Epistar’s OMA, MB and GB LED products and one of the three patents identified in the letter.

On May 25, 2007, eight executives of Company A met at the office of Foley Hoag in Boston, Massachusetts with Messrs. Sims, Johnson, Morgan and Dowling and other executives of Color Kinetics and representatives of Deutsche Bank for a day-long due diligence session.

On May 29, 2007, representatives of Philips, including Messrs. Vree, Schwennesen and Nolan, Rene van Schooten, Chief Executive Officer of the Luminaire Business Group of Philips Lighting B.V. and others, along with representatives of Goldman Sachs, met at the office of Foley Hoag in Boston, Massachusetts with Messrs. Sims, Johnson, Morgan and Dowling and other executives of Color Kinetics and representatives of Deutsche Bank for a day-long due diligence session.

Throughout the week of May 28, 2007, Color Kinetics and Deutsche Bank continued to respond to requests for information from Company A and from Philips and its representatives.

On May 30, 2007, Mr. Sims and representatives of Deutsche Bank briefed the members of the Color Kinetics M&A Committee on the bidding process. They advised the Committee that each of Philips and Company A remained interested in pursuing a transaction with the Company and in receiving access to the Company’s electronic data room for the purpose of continuing their due diligence. Management, the M&A Committee and the representatives of Deutsche Bank also discussed the process for moving forward with Philips and Company A.

On May 31, 2007, Deutsche Bank wrote to each of Philips and Company A to outline the bidding process. The letters invited each of them, as a condition to receiving expanded due diligence and access to the Company’s electronic data room, to submit a written, non-binding indication of interest by June 4, 2007, setting forth the amount of cash consideration per share it would pay and certain other matters relating to their proposals.

On May 31, 2007, Company A proposed a non-disclosure agreement relating to proprietary information of Company A, which was executed on June 1, 2007.

On June 2, 2007, Company A sent the board of directors of Color Kinetics a letter in which it affirmed its strong interest in pursuing a strategic transaction with Color Kinetics. However, rather than proposing a cash acquisition of Color Kinetics, as it had been invited to do, Company A proposed an alternative transaction which would not have resulted in the stockholders of Color Kinetics receiving any cash or other transaction consideration and would have resulted in Color Kinetics remaining a public company, with Company A as its majority stockholder.

Following the sending of this proposal, executives of Company A contacted Mr. Sims to explain the rationale for their proposal. Over the course of that weekend and through June 6, 2007, Messrs. Sims and Johnson and representatives of Deutsche Bank had a series of conversations and conference calls with executives of Company A concerning Company A’s proposal. In these conversations, Color Kinetics communicated to Company A various concerns about its proposal, including the lack of liquidity for Color Kinetics stockholders, the appropriateness of Company A’s percentage of post-transaction ownership of Color Kinetics, and the absence of any opportunity for Color Kinetics stockholders to receive a control premium in the proposed transaction. Company A suggested various mechanisms to address these concerns in part.

On June 4, 2007, Philips submitted to Color Kinetics a written proposal to acquire Color Kinetics for cash consideration equal to $32.00 per share, subject to confirmatory due diligence and certain other conditions, including the requirement that several key members of Color Kinetics management enter into employment agreements with Philips contemporaneously with the execution of a definitive merger agreement. On June 4, 2007, Sullivan & Cromwell also furnished to Foley Hoag a proposed form of definitive agreement and plan of merger.

On June 5, 2007, management reported to the M&A Committee on the bids received from Company A and from Philips. Management and the members of the Committee agreed that the $32.00 cash offer was preferable to the proposal of Company A, but viewed it as still not reflective of the long-term value of the Company, and not clearly superior to the alternative of Color Kinetics’ continuing to pursue its business plan as an independent company. Management and the Committee also agreed that the supplemental proposals suggested by Company A were inadequate to address the drawbacks of the proposed alternative transaction.

The Committee instructed management to continue communicating with Company A with a view to obtaining an offer to acquire Color Kinetics outright for cash. The Committee, concurring in management’s recommendation, also instructed management to advise Philips that its offer of $32.00 per share was inadequate, to reiterate that the Company’s price target was considerably higher, and to seek to obtain from Philips an improved offer as a condition to its receiving access to the Company’s electronic data room and other confirmatory due diligence, commencement of substantive negotiations on the definitive merger agreement and, if requested by Philips, a period of exclusivity.

On June 5, 2007, representatives of Deutsche Bank communicated further with Company A and with Philips, as instructed by the Committee.

On June 6, 2006, Company A sent a supplemental proposal addressed to the Color Kinetics board, stating that it might be willing to agree to an approach which would result in its holding less than a majority of Color Kinetics’ common stock. The letter also proposed providing an opportunity for liquidity for Color Kinetics stockholders through a partial buyback of Color Kinetics shares using financing to be provided by Company A along with Color Kinetics’ cash on hand.

On June 7, 2007, Philips submitted to Color Kinetics a revised proposal to acquire the Company for cash consideration of $34.00 per share. They indicated that this was their best and final proposal on price, that it was subject to additional stated conditions, and that it would be withdrawn if not accepted by noon on June 8, 2007.

On the evening of June 7, 2007, the M&A Committee met, and management and representatives of Deutsche Bank reported on the results of the bidding process. They indicated that Company A had not modified its offer to provide for a cash acquisition of Color Kinetics or satisfactorily addressed the other drawbacks of its proposal. Management and Deutsche Bank also reported on the terms of Philips’ revised offer. Foley Hoag advised the members of the Committee concerning the fiduciary duties of the board of directors, and provided a brief summary of issues presented by the form of definitive agreement proposed by Philips’ counsel.

The full board of directors of Color Kinetics met on the morning of June 8, 2007 to receive the report of management, Deutsche Bank and the M&A Committee on the bidding process. The representatives of Deutsche Bank summarized the results of the bidding process, and reported that they viewed it as unlikely that Company A would revise its proposal to adequately address Color Kinetics’ objections, or that Company B would make an offer in the near term. They also stated that they had been informed by Goldman Sachs that this was Philips’ best and final offer and that they thought it unlikely that a higher offer could be obtained from Philips at this time. The representatives of Deutsche Bank reviewed with the board their financial analysis of the merger consideration proposed by Philips, including prices paid in comparable strategic combinations, and stated that, while they had not completed the procedures necessary to render a formal opinion to this effect, based on currently available information they expected that, if requested to do so, they would be in a position to render an opinion that the cash consideration of $34.00 per share was fair, from a financial point of view, to the stockholders of Color Kinetics.

Management discussed with the board the long-term prospects and opportunities for the Company as an independent entity, including the prospects for future appreciation in the Company’s stock price if management was successful in executing its long-term plans, as well as a number of challenges faced by the Company. These challenges included the prospect of intensifying competition in the Company’s markets, particularly in the white light general illumination business that the Company was seeking to enter. Additionally, management pointed out that, although the Company is confident in its intellectual property position, there was the risk of protracted and costly patent litigation with Philips should a transaction with Philips not be consummated. Representatives of Foley Hoag advised the board of directors on its fiduciary duties in connection with the proposed transaction and reviewed the terms of the draft merger agreement that had been proposed by Philips, including provisions that would enable the board to consider an unsolicited alternative proposal. The board was informed that Philips would require certain members of management, namely, Messrs. Sims, Johnson, Lys, Morgan and Dowling, to enter into employment agreements with Philips, that negotiations with respect to these agreements had not yet begun, and that the executives in question would be represented in these negotiations by separate counsel rather than by Foley Hoag.

After an extensive discussion of the Philips proposal, and of the strategic alternative of remaining independent for the foreseeable future, the board of directors unanimously authorized management to proceed with negotiations with Philips at the price of $34.00 per share. Mr. Sims communicated this information to Philips. That evening Foley Hoag sent comments on the draft merger agreement to Sullivan & Cromwell, and representatives of Philips, Goldman Sachs and Sullivan & Cromwell were provided with access to the electronic data room established by Color Kinetics.

During the period from June 8, 2007 through June 18, 2007, Color Kinetics and its advisors negotiated the terms of the merger agreement with Philips and its advisors, exchanging several drafts and rounds of comments on the agreement and conducted a series of due diligence meetings and conference calls. Also during this period, Messrs. Sims, Johnson, Lys, Morgan and Dowling and their respective counsel negotiated the terms of their employment agreements with Philips and its counsel.

On June 14, 2007 an executive of Company C, a supplier of LEDs to the Company with which the Company has had a broad range of contacts for a number of years, called Deutsche Bank to inquire whether

Color Kinetics was for sale. Deutsche Bank asked Company C if they would be interested in participating in a sale process. Company C advised Deutsche Bank that Company C was not interested in participating in a bidding process at this time or in the foreseeable future.

On June 18, 2007, Color Kinetics and Philips and their respective advisors concluded negotiations on the merger agreement, and the five key executives concluded their negotiations with Philips with respect to their employment agreements.

The Supervisory Board of Royal Philips met at 6:00 p.m. local time on June 18, 2007 in Amsterdam and authorized the execution of the merger agreement on behalf of Philips.

The board of directors of Color Kinetics met at 6:00 p.m. local time on June 18, 2007 in Cambridge, Massachusetts. Mr. Sims reported on the progress of the negotiations. The representatives of Foley Hoag summarized the terms of the definitive merger agreement, including its provisions relating to termination fees and the board’s ability to consider and act upon alternative acquisition proposals, reviewed the board’s fiduciary duties with respect to the transaction, and responded to questions from the directors. Mr. Sims reported that the five executives had reached agreement with Philips on the terms of their employment, and briefly summarized those terms for the board. The representatives of Deutsche Bank reviewed financial aspects of the transaction and management and the directors discussed again the benefits and risks associated with the alternative of remaining an independent company. At the conclusion of this discussion, Deutsche Bank delivered its oral opinion, which was confirmed by delivery of a written opinion dated June 18, 2007, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration of $34.00 per share was fair, from a financial point of view, to Color Kinetics stockholders.

Following additional discussion and deliberation, the Color Kinetics board of directors voted unanimously to authorize the merger and to recommend that Color Kinetics stockholders vote in favor of approval of the merger agreement. Later on the evening of June 18, 2007, the employment agreements between Philips and the five key executives were executed and delivered and subsequently the merger agreement was executed and delivered on behalf of each of Color Kinetics, Philips Holding and Merger Sub, and Royal Philips executed and delivered its guarantee. On June 19, 2007, prior to the opening of trading on the Nasdaq Global Market, Philips and Color Kinetics issued press releases announcing the merger.

Reasons for the Merger; Recommendation of Our Board of Directors

At its meeting on June 18, 2007, the board of directors of Color Kinetics unanimously determined that the merger agreement is advisable and fair to, and in the best interests of Color Kinetics and its stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the Color Kinetics board of directors unanimously recommends that Color Kinetics stockholders vote FOR adoption of the merger agreement at the special meeting and FOR the adjournment of the meeting, if necessary, to solicit additional proxies in favor of adoption of the merger.

In reaching its decision to approve the merger agreement and to recommend that Color Kinetics stockholders vote to adopt the merger agreement, the Color Kinetics board of directors considered a number of factors, including the following material factors:

•	our board’s understanding of and familiarity with, and discussions with our management regarding, the business, operations, management, financial condition, earnings and prospects of Color Kinetics, as well as the risks involved in achieving those prospects and the risks and benefits of remaining independent, including those risks described below;

•	our board’s knowledge of the nature of lighting industry in general and the LED lighting industry in particular, and of the current and prospective competitive, economic, regulatory and operational environment in those industries, including, but not limited to, the likelihood of intensifying competition in the Company’s markets, particularly in the white light general illumination business that the Company is seeking to enter, in which the incumbent competitors, including Philips, are generally much larger than Color Kinetics;

•	our board’s understanding of, and discussions with management regarding, the projected future performance of Color Kinetics as an independent company, including the risk that management’s revenue growth and new product development plans could be more difficult to achieve than expected, the risk that adoption of LED lighting, including its adoption in general illumination applications, could progress more slowly than anticipated, and risks related to the Company’s intellectual property position, including the potential for patent litigation with Philips on multiple fronts, which, even if the Company were ultimately to prevail, could be costly, provide a distraction for management and have a dampening effect on the Company’s stock price;

•	the historical trading prices of our common stock, including the fact that the per share cash merger consideration of $34.00 represents a 14.1% premium over $29.79 per share, which was the closing price of our common stock on June 18, 2007 (the last full trading day before the announcement of the merger agreement), a 43.0% premium over the average closing price of our common stock over the 30 trading days preceding the date of the announcement, and a 57.6% premium over the closing price of our common stock on the 30th trading day prior to the date of the announcement;

•	the review by our board of directors with our management and legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, which our board concluded were on the whole reasonable, customary and advantageous to our stockholders;

•	the fact that the merger consideration consists solely of cash and is not subject to any financing condition, providing Color Kinetics stockholders with immediate liquidity and certainty of value;

•	the financial presentation of Deutsche Bank Securities, Inc., including its opinion, dated June 18, 2007, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Color Kinetics common stock, as more fully described below in “— Opinion of Our Financial Advisor;”

•	the ability of our board, pursuant to the terms of the merger agreement, to evaluate alternative acquisition proposals that may arise between the date of the merger agreement and the date of the special meeting, and in certain circumstances to terminate the merger agreement and accept a superior acquisition proposal, consistent with our board’s fiduciary obligations;

•	the likelihood that the merger will be completed, including the reasonableness of the conditions to the merger and the likelihood that the regulatory and stockholder approvals necessary to complete the merger will be obtained; and

•	the availability of appraisal rights under Delaware law.

The Color Kinetics board also considered potential drawbacks or risks relating to the merger, including the following material risks and factors, but found that these potential risks were outweighed by the expected benefits of the merger:

•	the fact that, unlike the proposal of Company A, a merger involving all-cash merger consideration would not allow our stockholders to participate in any future growth of Color Kinetics’ business, and would generally be taxable to our stockholders upon completion of the merger;

•	the possibility that, if we remained independent, either or both of Company A or Company B might be in a position at a later time to make an offer to acquire Color Kinetics for cash at a valuation higher than $34.00 per share, or that another party might do so;

•	the regulatory approvals required to complete the merger, and the uncertainties associated with obtaining those approvals, which could result in the failure of the merger to be consummated;

•	the risks and costs to Color Kinetics if the merger does not close, including the diversion of management and employee attention and the disruption of our relationships with customers, suppliers, and employees;

•	the risk that Philips Holding may terminate the merger agreement in certain circumstances, including if there is a material adverse effect on our business or financial condition or if we do not perform our obligations under the merger agreement in all material respects;

•	the fact that Color Kinetics may have to pay Philips Holding a termination fee of $28,000,000, which termination fee Philips Holding required as a condition of entering into the merger agreement, and which represents approximately 3.5% of the total consideration to be paid in the transaction, if the merger agreement is terminated under certain circumstances (although the board was of the view that such termination fee was reasonable in the context of termination fees payable in other similar transactions, in light of the overall terms of the merger agreement, and considering that the termination fee would not preclude another party from making a competing proposal). Philips Holding had initially proposed a termination fee of $30,000,000 plus out-of-pocket expenses when it sent the first draft of the merger agreement to Color Kinetics and its advisors, and Color Kinetics had responded by requesting a termination fee of not more than 3% of the transaction value in its initial comments on the merger agreement. The final fee of $28,000,000 and elimination of the expense reimbursement provision that had been contained in the original draft were the product of negotiations between Color Kinetics, Philips Holding and their respective advisors.

Our board also considered the interests that certain executive officers and directors of Color Kinetics may have with respect to the merger in addition to their interests as stockholders of Color Kinetics generally, as described in the section below entitled “— Interests of Color Kinetics’ Directors and Executive Officers in the Merger.”

The foregoing discussion addresses the material information and factors considered by the Color Kinetics board of directors in its consideration of the merger. In view of the variety of factors, the amount of information considered and the complexity of these matters, the board of directors did not find it practicable to, and did not attempt to, rank, quantify, make specific assessments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors. Our board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of Our Financial Advisor

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as exclusive financial advisor to Color Kinetics in connection with the merger. At the June 18, 2007 meeting of the Color Kinetics Board of Directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of the same date to the Color Kinetics Board of Directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration of $34.00 per share was fair, from a financial point of view, to Color Kinetics stockholders.

The full text of Deutsche Bank’s written opinion, dated June 18, 2007 (referred to in this proxy statement as the Deutsche Bank Opinion), which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Color Kinetics stockholders are urged to read the Deutsche Bank Opinion in its entirety. The summary of the Deutsche Bank Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Deutsche Bank Opinion.

In connection with Deutsche Bank’s role as exclusive financial advisor to Color Kinetics, and in arriving at its opinion, Deutsche Bank has, among other things, reviewed certain publicly available financial information and other information concerning Color Kinetics and certain internal analyses and other information furnished to it by Color Kinetics. Deutsche Bank also held discussions with the members of the senior management of Color Kinetics regarding the businesses and prospects of Color Kinetics. In addition, Deutsche Bank (i) reviewed the reported prices and trading activity for the common stock of Color Kinetics, (ii) compared certain financial and stock market information for Color Kinetics with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of selected recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the merger agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Color Kinetics, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Color Kinetics. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analysis, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Color Kinetics as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. The Deutsche Bank Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Color Kinetics contained in the merger agreement are true and correct, that Color Kinetics, Philips Holding and Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligation of each of Color Kinetics, Philips Holding and Merger Sub to consummate the merger will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained.

Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Color Kinetics Board of Directors at its meeting on June 18, 2007.

Historical Stock Performance.  Deutsche Bank analyzed the consideration to be received by holders of the shares of Color Kinetics common stock pursuant to the merger agreement in relation to the market price as of June 18, 2007, the 5-trading day, 20-trading day, and 30-trading day spot prices; and the 5-trading day, 20-trading day, and 30-trading day average prices. This analysis indicated that the price per share to be paid to the holders of shares of Color Kinetics common stock pursuant to the merger agreement represented:

•	A premium of 14.1% based upon the market price as of June 18, 2007, $29.79 per share

•	A premium of 24.7% based upon the 5-trading day spot price of $27.27 per share

•	A premium of 19.9% based upon the 20-trading day spot price of $28.35 per share

•	A premium of 57.6% based upon the 30-trading day spot price of $21.58 per share

•	A premium of 16.5% based upon the 5-trading day average price of $29.19 per share

•	A premium of 19.1% based upon the 20-trading day average price of $28.55 per share

•	A premium of 43.0% based upon the 30-trading day average price of $23.77 per share

Analysis of Selected Publicly Traded Companies.  Deutsche Bank compared certain financial information and commonly used valuation measurements for Color Kinetics to corresponding information and measurements for a group of six publicly traded high-growth electronics companies (consisting of Suntech Power Holdings Co. Ltd., First Solar Inc., SunPower Corporation, FormFactor Inc., Hittite Microwave Corporation, and iRobot Corporation); a group of seven publicly traded electronics intellectual property companies (consisting of Qualcomm Incorporated, ARM Holdings PLC, Tessera Technologies Inc., Rambus Inc., Interdigital Communications Corporation, MIPS Technologies Inc., and MoSys Inc.); and for a US LED

manufacturer, Cree Inc. (collectively referred to in this proxy statement as the “Selected Companies”)). Such financial information and valuation measurements included, among other things, (i) common equity market valuation; (ii) ratios of common equity market value as adjusted for debt and cash (referred to as “Enterprise Value”) to revenues and to earnings before interest expense and income taxes (referred to as “EBIT”); (iii) ratios of common equity market prices per share (referred to as “Price”) to earnings per share (referred to as “EPS”); and (iv) ratios of Price to EPS to long-term earnings growth rate (referred to as “PEG”). To calculate the trading multiples for Color Kinetics and the Selected Companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by selected equity research analysts. For each metric, from the range of values for the comparable companies, DB selected a reference range which yielded an implied price per share range:

Multiple	Implied Share Price

Enterprise Value as a multiple of estimated 2007 revenue	$22.26 - $30.23
Enterprise Value as a multiple of estimated 2007 EBIT	$13.45 - $16.05
Price as a multiple of 2007 EPS	$19.76 - $29.64
Price divided by 2007 EPS as a multiple of long-term growth rate	$11.50 - $24.92
Enterprise Value as a multiple of estimated 2008 revenue	$24.51 - $36.04
Enterprise Value as a multiple of estimated 2008 EBIT	$19.70 - $28.92
Price as a multiple of 2008 EPS	$30.49 - $39.21
Price divided by 2008 EPS as a multiple of long-term growth rate	$23.66 - $37.19

None of the companies utilized as a comparison is identical to Color Kinetics. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

Analysis of Selected Precedent Transactions.  Deutsche Bank reviewed the financial terms, to the extent publicly available, of eleven completed mergers and acquisition transactions since June 2005 involving companies in the LED and electronics industries (referred to as the “Selected Transactions”). The transactions reviewed were:

Announced	Acquiror	Target

3/13/07	Royal Philips	TIR Systems
12/04/06	LSI Logic	Agere
11/15/06	SunPower	PowerLight
9/15/06	Blackstone, TPG, Carlyle, and Permira	Freescale Semiconductor
8/31/06	General Electric Company	GELCore
8/3/06	KKR, Bain Capital, Silver Lake Partners, APAX, and AlpInvest	Philips Semiconductors
7/24/06	Advanced Micro Devices	ATI Technologies
3/8/06	Micron	Lexar Media
8/15/05	Royal Philips	Lumileds Lighting
6/15/05	Integrated Device Technology	Integrated Circuit Systems

For each of the Selected Transactions, Deutsche Bank calculated and compared Enterprise Value as a multiple of last twelve months (referred to as “LTM”) revenue; Enterprise Value as a multiple of next twelve months (referred to as “NTM”) revenue; Price times the total number of fully diluted shares of common stock outstanding (referred to as “Equity Value”) as a multiple of LTM earnings; and Equity Value as a multiple of NTM earnings. For each metric, from the range of values for the comparable transactions, DB selected a reference range which yielded an implied price per share range. The following table presents the results of this analysis:

Multiple	Implied Share Price

Enterprise Value as a multiple of LTM revenue	$16.07 - $21.94
Enterprise Value as a multiple of NTM revenue	$18.28 - $27.04
Equity Value as a multiple of LTM earnings	$6.28 - $ 8.79
Equity Value as a multiple of NTM earnings	$12.35 - $14.82

All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the two-year period during which the Selected Transactions occurred.

Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Color Kinetics and the companies involved in the Selected Transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and Color Kinetics.

Discounted Cash Flow Analysis.  Deutsche Bank performed an illustrative discounted unlevered free cash flow analysis to determine indications of implied equity values per share of Color Kinetics common stock based upon Color Kinetics’ management’s estimates. In performing the illustrative discounted cash flow analysis, Deutsche Bank applied discount rates ranging from 15% to 20% to projected unlevered free cash flows of Color Kinetics from June 30, 2007 through December 31, 2007 and through each of the calendar years ending December 31, 2008, 2009, 2010, 2011 and 2012. The terminal values of Color Kinetics were calculated based on a range of Enterprise Value to EBIT multiples of 13x to 18x. Based on the foregoing, Deutsche Bank derived implied equity values per share of Color Kinetics common stock ranging from $21.51 to $38.22.

The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to Color Kinetics Board of Directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Color Kinetics board of directors as to the fairness to Color Kinetics of the merger consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Color Kinetics management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Color Kinetics’ control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Color Kinetics or its advisors, neither Color Kinetics nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger were determined through negotiations between Color Kinetics and Philips and were approved by the Color Kinetics board of directors. Although Deutsche Bank provided advice to Color Kinetics during the course of these negotiations, the decision to enter into the merger was solely that of the Color Kinetics board of directors. As described above, the opinion and presentation of Deutsche Bank to the Color Kinetics board of directors were only one of a number of factors taken into consideration by the Color Kinetics board of directors in making its determination to approve the merger. Deutsche Bank’s opinion was provided to the Color Kinetics board of directors to assist it in connection with it consideration of the merger and does not constitute a recommendation to any holder of Color Kinetics common stock as to how to vote with respect to the merger.

Color Kinetics selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Color Kinetics has retained Deutsche Bank pursuant to a letter agreement dated April 27, 2007 (the “Engagement Letter”). As compensation for Deutsche Bank’s services in connection with the merger, Color Kinetics agreed to pay Deutsche Bank a fee of $750,000 upon delivery of its opinion and a cash fee equal to approximately $5.3 million if the merger is consummated (against which the opinion fee will be credited). Regardless of whether the merger is consummated, Color Kinetics has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the Engagement Letter. Color Kinetics has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Affiliates of Deutsche Bank have provided investment banking, commercial banking (including extensions of credit) and other financial services to Color Kinetics and Philips, including acting as sole book-runner in Color Kinetic’s follow-on equity offering in November 2006. Deutsche Bank and its affiliates may actively trade securities of Color Kinetics or Philips for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

Material U.S. Federal Income Tax Consequences

The following is a general summary of material U.S. federal income tax consequences of the merger to holders of shares of our common stock whose shares are converted into cash in the merger. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to holders of shares of our common stock. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, its legislative history, Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders who are subject to special rules (for example, persons who are not citizens or residents of the United States, insurance companies, dealers or brokers in securities or currencies, traders in securities that elect to use a mark to market method of accounting, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, holders who hold their shares of our common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax, holders who perfect their appraisal rights under Delaware law or holders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation), nor does it address the U.S. federal income tax consequences to persons who do not hold the shares of our common stock as “capital assets” within the meaning of

Section 1221 of the Internal Revenue Code (generally, property held for investment). In addition, the summary does not address any tax considerations under state, local or foreign laws or U.S. federal laws, other than those pertaining to the U.S. federal income tax, that may apply to holders.

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a holder who receives cash in exchange for shares of our common stock pursuant to the merger will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock surrendered in exchange therefor. Gain or loss will be determined separately for each block of shares of our common stock (that is, shares of our common stock acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares of our common stock exceeds one year at the time of the consummation of the merger. Certain limitations apply to the use of capital losses.

A holder (other than certain exempt stockholders) that exchanges shares of our common stock for cash pursuant to the merger may be subject to backup withholding unless the holder provides the holder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A holder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service. Each holder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following completion of the merger so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund generally can be obtained by the holder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Governmental and Regulatory Approvals

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division of the United States Department of Justice (which we refer to as the Antitrust Division) and the Federal Trade Commission (which we refer to as the FTC) by Color Kinetics and Royal Philips, unless a request for additional information and documentary material is received from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 30-day waiting period, either the Antitrust Division or the FTC issues a request for additional information and documentary material concerning the merger, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the Antitrust Division or the FTC or further extended by court order or with the consent of Color Kinetics and Royal Philips. Color Kinetics and Royal Philips filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on June 29, 2007 and July 11, 2007, respectively.

The German Act Against Restraints of Competition requires that the parties file a notification with the Federal Cartel Office of the Federal Republic of Germany (which we refer to as the Federal Cartel Office) for approval of the merger. The merger may be completed only after the Federal Cartel Office has granted clearance of the transaction or if the Federal Cartel Office fails to inform the notifying parties within one month of receiving a complete notification that it intends to initiate formal merger control proceedings. In the event that such proceedings are initiated, the transaction may be completed upon clearance or if the Federal Cartel Office fails to prohibit the transaction within four months of receipt of the notification.

After initiation of formal merger control proceedings, the Federal Cartel Office may prohibit the merger if it leads to the creation or strengthening of a dominant position on any of the affected markets. The Federal Cartel Office may also grant clearance subject to certain conditions with which the notifying party would be obliged to comply. Legal action may be taken against the decision to prohibit the transaction or against conditions to which the decision to clear the merger was subjected, but there is no assurance that an unconditional clearance could then be obtained. Alternatively, an exemption by the Federal Secretary of the Economy of Germany may be applied for, but there is no assurance that such exemption would be granted. Third parties whose interests would be affected by the decision to grant clearance of the merger may apply to the Federal Cartel Office to be admitted to the procedures as parties. Such parties may challenge the merger during the merger control proceedings or take legal action against the decision to clear the merger within one month of the delivery of such decision. If the decision to clear the merger is challenged, there is no assurance that we would prevail. The Federal Cartel Office may repeal its decision to clear the merger on the grounds that it was based on incorrect information supplied by the notifying parties or on the grounds of non-compliance with conditions to which the Federal Cartel Office subjected its decision. The repeal of the decision to clear the merger would trigger the obligation to divest the merged businesses. Legal action may be taken against the repeal of the decision to clear the merger or an exemption by the Federal Secretary of the Economy of Germany may be applied for, but there is no assurance that clearance could then be obtained.

The merger is also subject to review in Italy by the Autorita Garante della Concorrenza e del Mercato (“Italian Competition Authority”) under the Law No. 287 of October 10, 1990 on the Protection of Competition and the Market. Under Law No. 287, the Italian Competition Authority must be notified of the merger before the merger may be completed. The Italian Competition Authority has 30 days after receipt of the notification to (i) approve the merger, or (ii) investigate further, in which case the Italian Competition Authority generally has an additional 45 days to complete its investigation and issue a final decision. Pending Italian Competition Authority approval, completion of the merger need not be suspended. However, if the Italian Competition Authority finds that the merger raises serious competition concerns, then the Italian Competition Authority may require the parties to undertake any action that it considers appropriate in order to restore conditions of effective competition, and may even order the parties to suspend the completion of the merger until it reaches a final decision.

In addition, there may be one or more other jurisdictions in which, after further review, Philips and Color Kinetics may decide that merger control filings are required or desirable in connection with the merger.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC, a state attorney general, or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Color Kinetics or Royal Philips or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that Color Kinetics and Royal Philips will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the termination date or at all. Under the terms of the merger agreement, Philips Holding is not obligated to consent to any sale, divestiture, lease, license, transfer or disposal of its or Color Kinetics’ assets, licenses, operations, rights, product lines or businesses in order to complete the merger, or to consent to any material changes or restrictions on its ability to own or operate any of Color Kinetics’ assets, licenses, operations, rights, product lines or businesses (including through a licensing arrangement).

Interests of Color Kinetics’ Directors and Executive Officers in the Merger

Some of the directors and officers, including executive officers, of Color Kinetics may have financial interests in the merger that are different from, or are in addition to, the interests of stockholders of Color Kinetics. The Color Kinetics board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Amendments to 2007 Bonus Plan.  Each of our executive officers is eligible to receive a performance-based bonus under our 2007 Senior Management Bonus Program. We have agreed with Philips Holding that the Compensation Committee of our Board of Directors may, prior to the completion of the merger, amend our 2007 Senior Management Bonus Program, which we refer to as our “2007 Bonus Plan,” to provide as follows:

•	On or about October 15, 2007, a payout equal to 75% of the 2007 full year bonus, calculated based on attaining 100% of target for 2007, will be made to participants in the 2007 Bonus Plan; provided that no such participant who as of September 30, 2007 had voluntarily terminated his or her employment with the Company, or whose employment had been terminated by the Company for cause as of such date, will be entitled to receive such a payment.

•	As soon as possible after the audited financial results for 2007 are available, the full year actual bonus under the 2007 Bonus Plan will be calculated. The financial results will be “normalized” to adjust for any post-closing merger related activities. The difference, if any, between the full-year actual bonus and what was previously paid as set forth above will be paid as soon as possible thereafter to participants entitled to receive such payments in accordance with the existing terms of the 2007 Bonus Plan.

On July 9, 2007, our Compensation Committee adopted amendments to the 2007 Bonus Plan consistent with the above. We refer to our 2007 Senior Management Bonus Plan, giving effect to the amendment described above, as our “Amended 2007 Senior Management Bonus Plan.”

As provided in the Amended 2007 Senior Management Bonus Plan, Jeffrey Cassis, one of our executive officers, is entitled to receive, on October 15, 2007, a bonus equal to 75% of his current target bonus. Mr. Cassis’ current target bonus is equal to 27% of his base salary. The balance of his bonus for 2007 will be calculated and paid in the manner provided in the Amended 2007 Senior Management Bonus Plan. The effect of the Amended 2007 Senior Management Bonus Plan on our other executive officers is set forth below.

Officer Employment Agreements.  In connection with the execution of the merger agreement, on June 18, 2007, Philips Holding entered into employment agreements with William J. Sims, David K. Johnson, Ihor A. Lys, Frederick K. Morgan and Kevin Dowling, referred to collectively as the executives. Messrs. Sims, Johnson, Lys and Morgan are executive officers of Color Kinetics, and Mr. Dowling is an officer of Color Kinetics. These new agreements will become effective on the effective date of the merger, which we refer to as the start date. Once these new employment agreements become effective, employment and severance agreements we previously entered into with Mr. Sims, and severance agreements we previously entered into with Mr. Johnson, Mr. Lys, Mr. Morgan and Mr. Dowling, will terminate and be superseded by the new employment agreements with Philips Holding.

Under the new employment agreements with Philips Holding, each executive has agreed to an employment term as indicated in the table below, which will run from the date the merger is consummated. Philips Holding will pay an annual base salary to each executive in accordance with the table below. The employment agreements also provide for the executives to receive a cash retention bonus in the amount indicated in the table below. The cash retention bonus is payable in the case of Mr. Sims at the end of the third month of his employment by Philips Holding and in the case of Mr. Johnson at the end of his employment term, or earlier in the event of termination of the executive by Philips Holding without cause (as defined in the employment agreement) or the executive’s death or disability. The cash retention bonus is payable in the case of each of Mr. Lys, Mr. Morgan and Mr. Dowling in two payments as indicated in the table below, the first payment on the first anniversary of his employment by Philips Holding, and the second payment at the end of his employment term, or earlier in the event of his termination by Philips without cause (as defined in the employment agreement) or his death or disability. An executive will not receive his cash retention bonus if he voluntarily resigns (other than following certain relocation by Philips Holding as provided in the employment agreement) or he is terminated for cause (as defined in the employment agreement) during the term of his employment agreement.

			Cash Retention Bonus
	Employment	Annual	First	Second
Executive	Term	Base Salary	Payment	Payment	Total

William J. Sims	12 months	$500,000	$1,250,000	—	$1,250,000
David K. Johnson	12 months	240,000	150,000	—	150,000
Ihor A. Lys	24 months	270,000	185,000	$240,000	425,000
Frederick K. Morgan	24 months	220,000	185,000	240,000	425,000
Kevin Dowling	24 months	175,000	140,000	165,000	305,000

Under his employment agreement, Mr. Sims will be entitled to receive, on October 15, 2007, a bonus equal to 75% of his current target bonus of $275,000, as provided in the Amended 2007 Senior Management Bonus Plan. The balance of Mr. Sims’ bonus for 2007 will be determined as if his target bonus for 2007 were $500,000, and otherwise will be calculated and paid in the manner provided in the Amended 2007 Senior Management Bonus Plan. Beginning on January 1, 2008, Mr. Sims’ annual target bonus will remain at $500,000 with performance goals to be mutually agreed upon by Mr. Sims and Philips Holding.

Under their respective employment agreements, each of Mr. Johnson, Mr. Lys, Mr. Morgan and Mr. Dowling is entitled to receive, on October 15, 2007, a bonus equal to 75% of his current target bonus, as provided in the Amended 2007 Senior Management Bonus Plan. The current target bonus for each of Messrs. Johnson, Lys, Morgan and Dowling is equal to the executive’s base salary multiplied by 50%, 50%, 45% and 35%, respectively. The balance of each such executive’s bonus for 2007 will be calculated and paid in the manner provided in the Amended 2007 Senior Management Bonus Plan. Beginning on January 1, 2008, each of Mr. Johnson, Mr. Lys, Mr. Morgan and Mr. Dowling is eligible to receive a target annual bonus in the amount described above, contingent upon the achievement of yearly goals set by Philips Holding, subject, in the cases of Mr. Lys, Mr. Morgan and Mr. Dowling, to annual review beginning in April 2008.

Under the employment agreements, the executives are eligible to receive severance benefits if prior to the end of their employment term Philips Holding terminates their employment without cause (as defined in the employment agreements) or the executive dies or becomes disabled. In the case of Mr. Sims, the severance benefits would be a lump sum payment in an amount equal to his base salary for the remainder of his employment term, plus his performance bonus pro rated for the portion of the year in which the termination occurs that he worked for Philips Holding, plus any unpaid amounts due under his cash retention bonus. In the case of Mr. Johnson, Mr. Lys, Mr. Morgan and Mr. Dowling, the severance would be a lump sum payment in an amount equal to 150% of his annual salary plus the higher of the bonus amount he received for the prior fiscal year or the pro rated bonus for the current fiscal year, plus any unpaid amounts due under his cash retention bonus. Each executive would also be eligible to continue the group health insurance coverage provided by Philips Holding pursuant to the federal COBRA law, and Philips Holding will reimburse the executive for the fees associated with the COBRA premiums through the end of the COBRA period.

In the case of Mr. Johnson, Mr. Lys, Mr. Morgan and Mr. Dowling, the employment agreements also provide that the executive will be granted shares of restricted stock of Royal Philips and options to purchase shares of common stock of Royal Philips in the amounts shown on the table below on the first grant date possible after the start date under the long-term incentive plan of Royal Philips. The shares of restricted stock will vest in three equal installments on the first, second and third anniversaries of the date of grant, and the options will vest on the third anniversary of the date of grant.

Executive	Restricted Stock	Options

David K. Johnson	1,000	3,000
Ihor A. Lys	3,000	9,000
Frederick K. Morgan	3,000	9,000
Kevin Dowling	2,000	6,000

Termination of Existing Employment and Severance Agreements. The following is a description of the existing employment and severance agreements with our executives which, if the merger closes, will be terminated and superseded by the new employment agreements with Philips Holding described above.

In September 2001, we entered into a written agreement with Mr. Sims pursuant to which he would serve as our President and Chief Operating Officer at an initial monthly salary of $25,000. This agreement also provides Mr. Sims a life insurance benefit in the amount of $500,000. Under the agreement, Mr. Sims is entitled to participate in any employee benefit plan that we may offer. We are entitled to terminate our employment of Mr. Sims at any time.

In September 2001, we also entered into a severance agreement with Mr. Sims. Under this severance agreement, we are obligated to pay Mr. Sims severance payments in equal monthly installments for twelve months from the date of termination of his employment in an amount equal to his monthly base salary rate in effect immediately prior to the termination plus any COBRA premium payments, provided that Mr. Sims continues to satisfy all of his post-termination obligations, including any noncompetition, non-disclosure and non-solicitation obligations, if his employment terminates for any reason other than:

•	the death or disability of Mr. Sims;

•	for cause (as defined in the severance agreement);

•	Mr. Sims resigns other than for good reason (as defined in the severance agreement); or

•	we cease operations for over one week.

In 2001, we entered into a severance agreement with each of Mr. Johnson, Mr. Lys, Mr. Morgan and Mr. Dowling. Under each of these severance agreements, we are obligated to pay Mr. Johnson, Mr. Lys, Mr. Morgan and Mr. Dowling severance payments in equal monthly installments for four months from the date of his termination in an amount equal to his monthly base salary rate in effect immediately prior to the termination, provided that he continues to satisfy all of his respective post-termination obligations, including any non-competition, non-disclosure and non-solicitation obligations, if his employment terminates for any reason other than:

•	his death or disability;

•	for cause (as defined in the severance agreements);

•	he resigns; or

•	we cease operations for over one week.

The payment of severance as outlined above to each Messrs. Sims, Johnson, Lys, Morgan and Dowling is conditioned on his executing a release agreement which among other things generally prevents him from disparaging or criticizing us. Moreover, each of Messrs. Sims, Johnson, Lys, Morgan and Dowling is subject to non-competition and non-solicitation clauses extending one year after his employment terminates. The non-competition restriction generally prevents participation, directly or indirectly, in any business or activity which is in competition with us, which intends to compete with us, or which otherwise provides products or services similar to any products or services provided or proposed to be offered by us. The non-solicitation restrictions generally prevent hiring away our employees or diverting our business.

On May 1, 2007, we entered into a severance agreement with Mr. Sims that partially superseded the terms of this earlier severance agreement and provided for full acceleration of his option holdings and future option grants upon a change of control of Color Kinetics as defined in the agreement, and for a lump sum severance payment within three months of such change in control. The severance payments would be equal to two years salary plus two years bonus determined at the higher of last years’ bonus or a pro-rata amount of the current year’s bonus assuming full payout, plus COBRA payments.

On May 1, 2007, we entered into severance agreements with each of Messrs. Sims, Johnson, Lys, Morgan and Dowling that partially superseded the terms of their earlier severance agreements and provided for lump sum severance payments. In each case, the severance payments would be an amount equal to the product of a specified percentage multiplied by the executive’s then current annual salary plus the product of a specified percentage multiplied by the executive’s bonus, determined at the higher of the previous year’s bonus or a pro-rata amount of the current year’s bonus assuming full payout, plus COBRA payments until the earlier of (i) the product of the specified percentage times twelve months or (ii) the date on which the executive becomes ineligible to receive COBRA payments. The specified percentage for Mr. Sims equals 200%. The specified percentage for each of Messrs. Johnson, Lys, Morgan and Dowling equals 50% if at the time of termination the executive had been employed for less than twelve months, 100% if at the time of termination the executive had been employed for more than twelve months but less than five years, and 150% if at the time of termination the executive had been employed for more than five years. The severance agreements also provide for full acceleration of all options granted upon termination of employment three months prior to or twelve months after a change in control of Color Kinetics, as defined in the severance agreements, unless the termination was for cause or without good reason, each as defined in the severance agreements. Additionally, notwithstanding the foregoing, all option grants which already provide for full acceleration upon a change in control would continue to accelerate fully upon a change in control. All options granted prior to October 2005 and after April 25, 2007, and all of Mr. Dowling’s options, accelerate 25% upon a change in control even in the absence of a termination.

The agreements with each of Messrs. Sims, Johnson, Lys, Morgan and Dowling in place at the time of the May 1, 2007 severance agreements providing for twelve months severance (in the case of Mr. Sims) and four months severance (in the case of Messrs. Johnson, Lys, Morgan and Dowling) in the event of a termination other than for resignation, death, disability or cause (as such terms are defined in such prior agreements) were not affected by these May 2007 agreements, except that in the event of a termination which would cause severance payments to such individuals under both their prior agreements and the May 2007 agreements, then payments under the May 2007 agreements will be reduced by payments already made under the prior agreements. In any event, once the new employment agreements with Philips Holding become effective, all of the employment and severance agreements we previously entered into with Mr. Sims, and all of the severance agreements we previously entered into with Mr. Johnson, Mr. Lys, Mr. Morgan and Mr. Dowling, will terminate and be superseded by the employment agreements with Philips Holding.

Other Severance Agreements. On May 1, 2007, we entered into a severance agreement with Jeffrey Cassis, one of our executive officers, providing for a lump sum severance payment and full acceleration of options granted to him after April 25, 2007 upon termination of employment three months prior or twelve months after a change in control of Color Kinetics (as defined in the severance agreement), unless the termination was for cause or without good reason (each as defined in the severance agreement). The severance payment would be an amount equal to a specified percentage of Mr. Cassis’ then current annual salary plus a specified percentage of Mr. Cassis’ bonus, determined at the higher of the previous years’ bonus or a pro-rata amount of the current year’s bonus assuming full payout, plus COBRA payments until the earlier of (i) the product of a specified percentage times twelve months or (ii) the date on which the executive becomes ineligible to receive COBRA payments. The specified percentage for Mr. Cassis equals 50% if at the time of termination he had been employed for less than twelve months, 100% if at the time of termination he had been employed for more than twelve months but less than five years, and 150% if at the time of termination he had been employed for more than five years. The option granted to Mr. Cassis prior to April 25, 2007 would continue, pursuant to its terms, to provide for full acceleration upon a change in control.

Acceleration and Cash Settlement of Stock Options.  At the effective time of the merger, each outstanding and unexercised option to purchase shares of Color Kinetics common stock, whether vested or unvested, and including those held by our directors and officers, will be converted into the right to receive an amount in cash (less any applicable withholding of taxes) equal to the product of (a) the number of shares of Color Kinetics common stock subject to the option times (b) the excess, if any, of $34.00 over the per share exercise price of the option.

The following table sets forth the value of vested and unvested options held by certain of our officers, including our executive officers, as of July 9, 2007. The option values shown equal the product of (i) $34.00 minus the exercise price of the options multiplied by (ii) the number of shares of our common stock subject to the option.

	Shares		Shares
	Subject to		Subject to
	Vested	Vested Option	Unvested	Unvested	Total Option
Officer	Options	Values	Options	Option Values	Values

William J. Sims	296,936	$7,432,082	239,064	$4,427,471	$11,859,553
David K. Johnson	154,391	4,073,119	66,251	1,111,355	5,184,474
Ihor A. Lys	31,249	559,357	58,751	899,893	1,459,250
Frederick K. Morgan	111,786	2,735,511	48,596	825,596	3,561,107
Jeffrey Cassis	—	—	75,000	1,111,500	1,111,500
Kevin Dowling	31,031	746,165	35,001	631,813	1,377,978

Indemnification and Insurance.  Philips Holding and the surviving corporation have agreed to indemnify each present and former director and officer of Color Kinetics or any of its subsidiaries against any judgments, fines, losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees) arising out of their actions in their capacities as directors or officers prior to the effective time, to the fullest extent that Color Kinetics would have been permitted to indemnify them prior to the effective time. Philips Holding and the surviving corporation will also advance expenses and attorneys’ fees to the fullest extent permitted by law.

We have agreed to obtain and pay for “tail” insurance policies with a claim period of at least six years from the effective time, with benefits and levels of coverage at least as favorable as our existing directors’ and officers’ liability insurance and fiduciary liability insurance policies, subject to certain limitations on the amount of premiums that may be spent for such insurance coverage. If we are unable to obtain such tail insurance prior to the effective time, Philips Holding will cause the surviving corporation to do so. If, for any reason, we and the surviving corporation have failed to obtain such tail insurance policies as of the effective time, Philips Holding will cause the surviving corporation to maintain directors’ and officers’ liability insurance policies, with benefits and levels of coverage at least as favorable as our existing policies, in effect for at least six years, subject again to certain limitations on the amount of premiums that may be spent for such insurance coverage.

Appraisal Rights

Under Section 262 of the DGCL, any holder of our common stock who does not wish to accept the merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his, her or its shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and may ask to receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

Holders of record of Color Kinetics common stock who do not vote in favor of the adoption of the merger agreement, and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex C and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of Color Kinetics common stock as to which appraisal rights are asserted.

Holders of shares of Color Kinetics common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Color Kinetics common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the consideration that they would otherwise receive in the merger, payment in cash of the “fair value” of the shares of Color Kinetics common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined by the court to be the fair value. Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for approval at a meeting of its stockholders, the corporation, not less than twenty days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of Color Kinetics common stock in respect of the merger, and Section 262 of the DGCL is attached to this proxy statement as Annex C. Any Color Kinetics stockholder who wishes to exercise his, her or its appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.

A holder of Color Kinetics common stock wishing to exercise appraisal rights must not vote in favor of the adoption of the merger agreement, and must deliver to Color Kinetics before the taking of the vote on the adoption of the merger agreement at the special meeting a written demand for appraisal of his, her or its Color Kinetics common stock. This written demand for appraisal must be separate from and in addition to any proxy or ballot abstaining from the vote on the adoption of the merger agreement or instructing or effecting a vote against the adoption of the merger agreement. This demand must reasonably inform Color Kinetics of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his, her or its shares in connection with the merger. A holder of Color Kinetics common stock wishing to exercise appraisal rights must be the record holder of the shares of Color Kinetics common stock on the date the written demand for appraisal is made and must continue to hold the shares of Color Kinetics common stock through the effective date of the merger. Accordingly, a holder of Color Kinetics common stock who is the record holder of Color Kinetics common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of Color Kinetics common stock prior to consummation of the merger, will lose any right to appraisal in respect of the shares of Color Kinetics common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST adoption of the merger agreement, or abstain from voting on the adoption of the merger agreement.

Only a holder of record of Color Kinetics common stock on the date of the making of a written demand for appraisal will be entitled to assert appraisal rights for the shares of Color Kinetics common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares of Color Kinetics common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if the Color Kinetics common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds Color Kinetics common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Color Kinetics common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the Color Kinetics common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Color Kinetics common stock as to which appraisal is sought. When no number of shares of Color Kinetics common stock is expressly mentioned, the demand will be presumed to cover all Color Kinetics common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to: Color Kinetics Incorporated, 10 Milk Street, Suite 1100, Boston, Massachusetts 02108, Attention: Corporate Secretary.

If we complete the merger, we will give written notice of the effective time of the merger within ten days after the effective time of the merger to each of our former stockholders who did not vote in favor of or consent to the merger agreement and who has complied with the requirements of Section 262 of the DGCL. Within 120 days after the effective time of the merger, the surviving corporation or any former Color Kinetics stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of Color Kinetics common stock that are entitled to appraisal rights. None of Philips Holding, Color Kinetics or the surviving corporation is under any obligation to, and none of them has any present intention to, file a petition with respect to the appraisal of the fair value of the shares of Color Kinetics common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation or Philips Holding will initiate any negotiations with respect to the fair value of such shares. Accordingly, Color Kinetics stockholders wishing to assert appraisal rights must take (at their own expense, unless otherwise ordered by a court) all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former Color Kinetics stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation or its successor a statement setting forth the aggregate number of shares of Color Kinetics common stock not voted in favor of adopting the merger agreement, and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of Color Kinetics common stock. These statements must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former Color Kinetics stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former Color Kinetics stockholders who have demanded appraisal of their shares of Color Kinetics common stock and with whom agreements as to value have not been reached. After notice to such former Color Kinetics stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery shall conduct a hearing on such petition to determine those former Color Kinetics stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former Color Kinetics stockholders who demanded appraisal of their shares of Color Kinetics common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former Color Kinetics stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of Color Kinetics common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Color

Kinetics stockholders considering seeking appraisal should be aware that the fair value of their shares of Color Kinetics common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Color Kinetics common stock, and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former Color Kinetics stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Color Kinetics stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Color Kinetics common stock entitled to appraisal.

Any holder of Color Kinetics common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of Color Kinetics common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Color Kinetics common stock (except dividends or other distributions payable to holders of record of Color Kinetics common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of his, her or its Color Kinetics common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of Color Kinetics common stock will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest). A Color Kinetics stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the reorganization merger, or if the stockholder delivers to Color Kinetics or the surviving corporation, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the Color Kinetics stockholder will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest).

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties thereto with respect to the merger, we do not intend for its text to be a source of factual, business or operational information about Color Kinetics, Royal Philips, Philips Holding, Merger Sub or their respective affiliates. The merger agreement contains representations and warranties of the parties as of specific dates and may have been used for the purpose of allocating risk among the parties rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement, including contractual standards of materiality that may be different from the standard that applies under federal securities law or from what may otherwise be viewed as material to stockholders. Except for the parties themselves, under the terms of the merger agreement only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms. As a stockholder of Color Kinetics, you are not a third party beneficiary of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of Color Kinetics, Royal Philips, Philips Holding, Merger Sub or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequently developed or new information qualifying a representation or warranty may have been included in this proxy statement. For these reasons, you should not rely on the representations and warranties in the merger agreement as accurate or complete characterizations of the actual state of facts as of any specified date.

Structure and Effective Time

The merger agreement provides that Merger Sub, a wholly owned direct subsidiary of Philips Holding will merge with and into Color Kinetics. Color Kinetics will be the surviving corporation in the merger, which we sometimes refer to as the surviving corporation, and will continue to exist after the merger as a wholly owned subsidiary of Philips Holding.

The closing date for the merger will be the second business day following the day on which all conditions to closing in the merger agreement have been fulfilled or waived. We currently expect to complete the merger during the third quarter of calendar year 2007. However, we cannot assure you when, or if, all the conditions to completion of the merger will be fulfilled or waived. See “Conditions to the Merger” below.

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and Philips Holding agree in writing and specify in the certificate of merger.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares owned by us, Philips Holding or Merger Sub, or any of our respective wholly owned subsidiaries, which will be cancelled, or by holders who have properly perfected and not withdrawn a demand for appraisal rights under the DGCL) will be converted at the effective time of the merger into the right to receive $34.00 in cash, without interest.

If any of our stockholders perfect appraisal rights with respect to any of their shares Color Kinetics common stock, then we will treat those shares as described above in “The Merger — Appraisal Rights.”

Payment Procedures

Prior to completion of the merger, Philips Holding will designate a paying agent with our prior approval for the benefit of the holders of our common stock. Following the closing of the merger, Philips Holding will make available or cause to be made available to the paying agent amounts sufficient in the aggregate from time to time as needed to provide all funds necessary for payments of the merger consideration.

Promptly after the effective time of the merger, and in any event within three business days, the paying agent will mail to each holder of record of our shares a letter of transmittal specifying the procedure for surrendering certificates representing shares of our common stock in exchange for the merger consideration. After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding common stock will, upon surrender to the paying agent of a certificate together with a properly completed letter of transmittal, be entitled to receive the per share merger consideration for each share of common stock represented by that certificate, minus any withholding of taxes required by law. No interest will be paid or accrued on the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your Color Kinetics stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require.

From and after the effective time of the merger, our share transfer books will be closed, and there will be no further transfers of outstanding shares of our common stock. If after the effective time, any certificate is presented to the surviving corporation, Philips Holding or the paying agent for transfer, it will be cancelled and exchanged for the cash amount to which the holder is entitled under the merger agreement.

Any portion of the merger consideration deposited with the paying agent that remains unclaimed by our stockholders for 180 days after the effective time of the merger will be delivered to the surviving corporation. Holders of our shares who have not surrendered their certificates within 180 days after the effective time of the merger may only look to the surviving corporation for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you are entitled to receive the merger consideration, you will be required to make an affidavit of that fact and, if required by Philips Holding, post a bond in the form and amount reasonably required by Philips Holding as indemnity against any claim that may be made against the surviving corporation on account of the alleged loss, theft or destruction of such certificate.

Treatment of Stock, Stock Options and Stock-Based Awards

The merger agreement provides that each share of our common stock issued and outstanding immediately prior to the effective time (other then shares owned by Philips Holding, Merger Sub or any of their wholly owned subsidiaries, shares owned by us or our wholly owned subsidiaries and shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights) will be cancelled and converted into the right to receive $34.00, without interest.

The merger agreement provides that immediately after the effective time of the merger, each option to purchase shares of Color Kinetics common stock, whether or not vested, will be cancelled and will only entitle the holder to receive an amount in cash (less any applicable withholding of taxes) equal to the product of (a) the number of shares of Color Kinetics common stock subject to the option times (b) the excess, if any, of $34.00 over the per share exercise price under the option.

The merger agreement also provides that, immediately after the effective time of the merger, and in any event within five business days, each right of any kind to receive shares or benefits measured by the value of shares and each award of any kind consisting of shares of our common stock under any company award (other than the options) of Color Kinetics common stock, whether or not vested, will be cancelled and will only entitle the holder to receive an amount in cash (less any applicable withholding of taxes) equal to the product of (a) the number of shares subject to the award times (y) the per share merger consideration (or, if the award provides for payments to the extent the value of the shares exceed a specified reference price, the amount by which the per share merger considerations exceeds such reference price).

Directors

The merger agreement provides that the directors of Merger Sub at the effective time of the merger will be the directors of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by Color Kinetics to Philips Holding and Merger Sub, including representations and warranties relating to:

•	due organization, good standing and qualification to do business, and other corporate matters of Color Kinetics and its subsidiaries;

•	our capital structure and validity of the outstanding shares of our common stock and the capital stock or other securities of our subsidiaries;

•	ownership in our subsidiaries and other equity interests;

•	our corporate authority and authorization to enter into, and complete the transactions under, the merger agreement and enforceability of the merger agreement against us;

•	the approval and recommendation to our stockholders by our board of directors of the adoption of the merger agreement;

•	the receipt of an opinion from our financial advisor;

•	the absence of conflicts with or violations under our organizational documents, certain contracts, and applicable law relating to the merger;

•	the required governmental consents and approvals in connection with the merger;

•	the reports, proxy statements and financial statements we have filed with the Securities and Exchange Commission, or SEC, since December 31, 2003;

•	our compliance with listing and corporate governance rules and regulations of the Nasdaq Global Market and the Nasdaq Stock Market LLC, or Nasdaq;

•	our internal controls over financial reporting and reporting procedures;

•	the absence of certain changes or events since December 31, 2006, including the absence of a material adverse effect on our business of which our management has knowledge;

•	the absence of material litigation against us;

•	the absence of certain undisclosed liabilities;

•	employee benefit plans;

•	compliance with applicable laws, licenses and permits;

•	material contracts, including contracts with governmental entities;

•	real property;

•	the inapplicability of anti-takeover statutes and anti-takeover provisions in our organizational documents to the merger;

•	environmental matters;

•	tax matters;

•	labor matters;

•	intellectual property;

•	insurance; and

•	brokers’ and finders’ fees.

Certain of our representations and warranties are qualified by a material adverse effect standard. A material adverse effect, for purposes of the representations and warranties of Color Kinetics, means a material adverse effect on our and our subsidiaries, taken as a whole, financial condition, properties, assets, liabilities, business, prospects or results of operations. However, a material adverse effect does not include any (i) change in the economy or financial markets generally in the United States (unless the change primarily relates only to, or disproportionately affects, us as compared to other companies of similar size operating in the same industry in which we operate), (ii) change that is a result of factors generally affecting the industry in which we operate (unless that change primarily relates only to or disproportionately affects us as compared to other companies of similar size operating in the same industry in which we operate), (iii) changes in the United States generally accepted accounting principles, or GAAP, (iv) decline in our stock price, except that this exception shall not affect a determination that any change underlying such decline has resulted in or contributed to a material adverse effect, (v) changes that are the result of acts of war, terrorism or natural disasters (unless that change primarily relates only to or disproportionately affects us as compared to other companies of similar size operating in the same industry in which we operate), (vi) losses that we establish were caused by the pendency or announcement of the merger, (vii) actions that are required by the merger agreement, including actions required to be taken at the specific request of Philips Holding, or (viii) our failure to meet our projections, except that this exception shall not affect a determination that any change underlying such decline has resulted in or contributed to a material adverse effect.

In addition, Philips Holding and Merger Sub each made representations and warranties to Color Kinetics regarding their due organization, good standing and qualification to do business; their corporate authority and approval to enter into the merger agreement; the absence of conflicts with, or violations under charter documents, certain contracts, and applicable law relating to the merger; the required governmental consents and approvals in connection with the merger; the capitalization of Merger Sub; and Philips Holding’s having sufficient funds at the closing to complete the merger.

The representations and warranties of each of the parties will expire upon completion of the merger or termination of the merger agreement. The representations and warranties of Color Kinetics are qualified by certain information that Color Kinetics has filed with the SEC prior to the date of the merger agreement, as well as by a confidential disclosure letter that Color Kinetics delivered to Philips Holding immediately prior to signing the merger agreement.

Covenants

Conduct of Business by Color Kinetics Prior to the Merger.  After the date of the merger agreement and prior to the effective time of the merger, we and our subsidiaries have agreed to conduct our business in all material aspects in the ordinary and usual course and to use commercially reasonable efforts to preserve our business organization intact and to maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, employees and business associates.

In addition, we and our subsidiaries have agreed to various specific restrictions on our business and operations. With exceptions stated in the disclosure letter, if we wish to engage in any of these restricted activities, we must obtain the approval of Philips Holding in writing, which approval is not to be unreasonably withheld or delayed. We have agreed that without such approval we and our subsidiaries will not, among other things:

•	adopt or propose any change in the certificate of incorporation, by-laws or other organizational documents of Color Kinetics or any of its subsidiaries;

•	merge or consolidate Color Kinetics or its subsidiaries except with our wholly owned subsidiaries, or restructure, reorganize, completely or partially liquidate or enter into any agreements or arrangements imposing material changes or restrictions on our assets, operations or businesses;

•	acquire assets outside the ordinary course of business from any other person with a value or purchase price in excess of $100,000 in the aggregate other than pursuant to existing material contracts;

•	issue, sell, pledge, dispose of, grant, transfer or encumber (or authorize any of the foregoing) any of the shares of stock of Color Kinetics or its subsidiaries or securities convertible or exchangeable into shares of stock of Color Kinetics or its subsidiaries other than upon exercise of options or warranties outstanding as of June 18, 2007;

•	create liens material to Color Kinetics or any of its subsidiaries having a value in excess of $500,000;

•	make loans, advances, guarantees or capital contributions or investments in excess of $500,000 in the aggregate other than to wholly owned subsidiaries;

•	declare, set aside, make or pay dividends or other distributions with respect to our capital stock except those made between us and our wholly owned subsidiaries, or enter into any agreement with respect to the voting of our capital stock;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of our capital stock or securities convertible or exchangeable into our capital stock;

•	incur any indebtedness for borrowed money, guarantee the debt of another person, or issue any debt securities, except for ordinary-course indebtedness not to exceed $500,000 in the aggregate;

•	make any capital expenditure in excess of $500,000 in the aggregate in any twelve-month period, except in accordance with previously disclosed capital budgets;

•	enter into any contract that would have been a material contract if entered into prior to the date of the merger agreement, other than in the ordinary course of business;

•	enter into new license agreements or amend any existing license agreements with respect to the intellectual property or information technology assets of Color Kinetics except in the ordinary course of business consistent with past practice;

•	make any changes with respect to accounting policies or procedures except as required by changes in GAAP;

•	settle or compromise litigation or disputed liabilities for amounts in excess of $250,000 (net of insurance coverage) except in the ordinary course of business consistent with past practice;

•	amend, modify or terminate material contracts, or cancel, modify or waive any claims or debts in excess of $250,000, other than in the ordinary course of business consistent with past practice;

•	make any tax election, change an annual accounting period, file any amended tax return, enter into any closing agreement, waive or extend any statute of limitation with respect to taxes, settle or compromise any tax liability, claim or assessment (other than in the ordinary course of business of taxes that are due and payable), or surrender any right to claim a refund of taxes;

•	transfer or dispose of any material assets, licenses (other than customer licenses that lapse or expire in accordance with their terms), operations, rights, product lines, businesses, or interests except for sale of products and services in the ordinary course of business and sales of obsolete assets and dispositions of assets with a fair market value not in excess of $500,000 in the aggregate (other than pursuant to contracts in effect prior to the merger agreement);

•	except as required under existing agreements in effect prior to the date of the merger agreement, grant any severance payments or benefits to directors, increase compensation or benefits to directors, officers or employees (except base salary increases to non-officer employees), establish or amend any benefit plans or equity-based awards, accelerate or fund payment under benefit plans, change assumptions to calculate funding under benefit plans, or forgive loans to directors, officers or employees;

•	knowingly take any action or omit to take any action that is reasonably likely to result in any condition of the merger not being satisfied or is reasonably likely to prevent the consummation of the merger; or

•	agree, authorize or commit to take any of the foregoing actions.

Before making any written or material oral communication to our or our subsidiaries’ directors, officers or employees regarding compensation or benefit matters that are affected by the merger (other than an oral communication with an individual director, officer or employee), we are required to provide Philips Holding with a copy of the intended communication. Philips Holding will have a reasonable period to review and comment and will cooperate with us in providing the mutually agreeable communication.

Acquisition Proposals.  The merger agreement provides that none of Color Kinetics, any of our subsidiaries, or any of our respective officers and directors shall, and that we will use our reasonable best efforts to cause our employees and representatives not to, directly or indirectly:

•	initiate, solicit or encourage any inquiries with respect to, or the making of, any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•	engage in, continue or otherwise participate in any negotiations or discussions regarding, or provide any non-public information relating to, an acquisition proposal; or

•	otherwise facilitate any effort or attempt to make an acquisition proposal.

An “acquisition proposal” means any inquiry proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Color Kinetics or any of our significant subsidiaries, or any inquiry proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power, or 15% or more of the outstanding shares, of any class of equity securities of Color Kinetics or our subsidiaries, or 15% or more of the total assets of Color Kinetics, other than the transactions contemplated by the merger agreement.

Notwithstanding this restriction, Color Kinetics may provide information in response to a written request from a person making an unsolicited bona fide written acquisition proposal providing for the acquisition of more than 50% of the assets or more than 50% of the total voting power of the equity securities of Color Kinetics if such person enters into a confidentiality agreement with Color Kinetics that is not less restrictive to the other party as that entered into by Philips Holding, and Color Kinetics promptly discloses any such information to Philips Holding to the extent not previously provided, and Color Kinetics may engage or participate in discussions or negotiations with such person, if prior to taking any such action:

•	our board of directors has determined in good faith after consultation with outside legal counsel that the failure to take such action would be reasonably likely to result in a breach of our directors’ fiduciary duties; and

•	our board of directors has determined in good faith and after consultation with its financial advisor that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal.

In addition, if our board of directors determines in good faith after consulting with its financial advisor and outside legal counsel that an acquisition proposal is a superior proposal, it may approve, recommend or otherwise declare such proposal advisable.

A “superior proposal” means an unsolicited bona fide acquisition proposal involving more than 50% of the assets or more than 50% of the total voting power of the equity securities of Color Kinetics that our board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms and that would result in a transaction more favorable to our stockholders from a financial point of view than the transactions provided for in the merger agreement (taking into account any modifications proposed by Philips Holding and the time likely required to consummate such proposal) to match such acquisition proposal.

We have agreed that our board of directors may not withhold, withdraw, qualify or modify, in a manner adverse to Philips Holding, its recommendation with respect to the merger, or enter into any agreement relating to any acquisition proposal (other than after properly terminating the merger agreement in accordance with the merger agreement) except in connection with a superior proposal before we have obtained the requisite stockholder approval of the merger. If we receive a superior proposal, we must give Philips Holding notice of that proposal and our management’s intention to recommend to the board of directors a change of recommendation. Philips Holding will have a right to propose any changes to the merger agreement within 48 hours after receiving our notice and a change of recommendation may not be made until at least 48 hours after Philips Holding has received such notice.

The merger agreement also requires Color Kinetics immediately to cease any existing negotiations or discussions with third parties regarding acquisition proposals, and to promptly request the return or destruction of any confidential information that may have been furnished in connection with such negotiations or discussions. We have also agreed to provide Philips Holding with prompt notice (and, in any event, within 24 hours) if we receive any inquiries, proposals or offers with respect to acquisition proposals and thereafter keep Philips Holding informed of material development affecting the status of such proposals.

Filings and Notifications.  Color Kinetics and Philips Holding have agreed to cooperate with each other and use their reasonable best efforts to take all actions reasonably necessary to complete the merger, including preparing and filing all necessary regulatory filings and obtaining as promptly as practicable all consents, registrations, approvals, permits and authorizations that must be obtained from any third party or governmental authority to complete the merger.

However, Philips Holding is not obligated to consent to any sale, divestiture, lease, license, transfer or disposal of its or Color Kinetics’ assets, licenses, operations, rights, product lines or businesses in order to complete the merger, or to consent to any material changes or restrictions on its ability to own or operate any of Color Kinetics’ assets, licenses, operations, rights, product lines or businesses (including, without limitation through a licensing arrangement) or to exercise full ownership with respect to the stock of the surviving corporation.

Employee Benefits.  Philips Holding has agreed to provide pension and welfare benefits that are no less favorable in the aggregate than those currently provided under our employee benefits plans for at least a year following the effective time.

Philips Holding has also agreed to cause any new benefits plans in which our employees are eligible to participate to take into account, for eligibility and vesting purposes, our employees’ service with Color Kinetics prior to the effective time as though such service were with Philips Holding except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits. Philips Holding will also honor the obligations to our current and former employees under our existing employee benefit plans. If requested by Philips Holding, our 401(k) plan will be terminated immediately prior to the effective time.

We have agreed to cause our directors and officers to repay any outstanding liens or notes to us or to our subsidiaries prior to the effective time of the merger.

Indemnification and Insurance.  The merger agreement provides that Philips Holding and the surviving corporation will indemnify each present and former director and officer of Color Kinetics or any of its subsidiaries against any judgments, fines, losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees) arising out of their actions in their capacities as directors or officers prior to the effective time, to the fullest extent that Color Kinetics would have been permitted to indemnify them prior to the effective time. Philips Holding and the surviving corporation will also advance expenses to the fullest extent permitted by law. The rights of the indemnified parties shall be in addition to any rights they may have under the certificate of incorporation or by-laws of Color Kinetics and its subsidiaries, or under any applicable contracts or laws.

We have agreed to obtain and pay for “tail” insurance policies with a claim period of at least six years from the effective time, with benefits and levels of coverage at least as favorable as our existing directors’ and officers’ liability insurance and fiduciary liability insurance policies, subject to certain limitations on the amount of premiums that may be spent for such insurance coverage. If we are unable to obtain such tail insurance prior to the effective time, Philips Holding will cause the surviving corporation to do so. If, for any reason, we and the surviving corporation have failed to obtain such tail insurance policies as of the effective time, Philips Holding will cause the surviving corporation to maintain directors’ and officers’ liability insurance policies in place as of the date of the merger agreement, with benefits and levels of coverage at least as favorable as our existing policies, in effect for at least six years, subject again to certain limitations on the amount of premiums that may be spent for such insurance coverage.

Other Covenants.  The merger agreement contains additional agreements among Color Kinetics and Philips Holding relating to, among other things:

•	the filing of this proxy statement with the SEC and the accuracy of the information contained in this proxy statement (and cooperation in response to any comments from the SEC with respect to the proxy statement);

•	the special meeting of stockholders of Color Kinetics, and the recommendation by Color Kinetics’ board of directors of the merger agreement;

•	Philips Holding’s and its representatives’ access to the employees, properties, books, contracts, records and other information of Color Kinetics between the date of the merger agreement and the closing;

•	delisting of shares of our common stock from Nasdaq;

•	coordination of press releases and other public announcements or filings relating to the merger;

•	expenses incurred in connection with the merger agreement and related transactions;

•	our action to eliminate or minimize the effects of any anti-takeover statute that becomes applicable to the merger;

•	taking actions required for purposes of complying with Rule 16b-3 under the Securities Exchange Act of 1934, as amended; and

•	suspension of all activities in connection with pending litigation between Color Kinetics and Philips Holding’s indirect wholly-owned subsidiary, TIR Systems Ltd. until either the closing date or the termination date.

Conditions to the Completion of Merger

The obligations of Color Kinetics, Philips Holding and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•	expiration or early termination of the requisite waiting period under the HSR Act;

•	making or obtaining filings, registrations, consents or approvals of any governmental entity required under the laws of Germany; and

•	the absence of any applicable law or injunction prohibiting the completion of the merger.

In addition, the obligations of Philips Holding and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties that we made in the merger agreement being true and correct in all material respects as of the date of the closing of the merger (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Color Kinetics to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect;

•	the representations and warranties that we made with regard to our capital structure being true and correct in all material respects;

•	our performance, in all material respects, of the obligations required to be performed by us in the merger agreement;

•	the receipt of a certificate signed on behalf of Color Kinetics by an officer of the company stating that the above conditions have been satisfied;

•	no suit, action or proceeding by a governmental entity of competent jurisdiction seeking to prohibit, limit, restrain or impair Philips Holding’s ability to own, operate, retain or change the assets, licenses, operations, rights, product lines, businesses or interests of Color Kinetics or its subsidiaries;

•	no suit, action or proceeding by a governmental entity of competent jurisdiction seeking to prohibit or limit Philips Holding’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving corporation;

•	making or obtaining all filings, approvals and motions under any antitrust, competition or pre-merger notification, trade regulation law, regulation or order required to be made by Color Kinetics and Philips Holding, and any authorization, consents or approvals by any governmental entity required in connection with the merger;

•	since the date of the merger agreement, no change, event, circumstances or development has occurred or been disclosed that had or is reasonably likely to have a material adverse effect;

•	no holders of more than 7% of our common stock have exercised (and if exercised, have not withdrawn) rights of dissent in connection with the merger.

In addition, our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties that Philips Holding and Merger Sub made in the merger agreement being true and correct in all material respects as of the date of the closing of the merger (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•	Philips Holding’s and Merger Sub’s performance, in all material respects, of the obligations required to be performed by them in the merger agreement; and

•	the receipt of a certificate signed by an authorized representative of Philips Holding and Merger Sub stating that the above conditions have been satisfied.

Although the parties have the right to waive conditions to the merger (other than as required by law), we are not aware of any circumstance in which Philips Holding, Merger Sub or Color Kinetics would waive any of the closing conditions described above.

Termination

We and Philips Holding may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our stockholders have adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger under specified circumstances, including:

•	by either Color Kinetics or Philips Holding if:

•	the merger has not been completed by December 31, 2007 (which date may be extended to April 30, 2008 at the election of Philips Holding if it determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the merger by a government entity on antitrust grounds), which date, as so extended, we sometimes refer to as the “termination date;”

•	our stockholders do not adopt the merger agreement at the special meeting held for that purpose (including any adjournments); or

•	any order permanently restraining, enjoining or prohibiting completion of the merger has become final and non-appealable;

•	by Color Kinetics:

•	before our stockholders have adopted the merger agreement, if (i) we are not in material breach of the terms of the merger agreement, (ii) our board of directors authorizes Color Kinetics to enter into an alternative acquisition agreement with respect to a superior proposal and we notify Philips Holding of our intent, (iii) Philips Holding does not within three business days make a binding offer that our board in good faith determines is at least as favorable from a financial point of view to our stockholders as the superior proposal, and (iv) we pay Philips Holding the termination fee described below in “— Termination Fees” prior to such termination; or

•	if there has been a breach of any representation, warranty, covenant or agreement made by Philips Holding or Merger Sub in the merger agreement such that the conditions to Color Kinetics’ obligation to complete the merger would not be satisfied, and such breach is not cured within 30 days after we give notice of the breach to Philips Holding or by the termination date, whichever is earlier; or

•	by Philips Holding if:

•	our board of directors withholds, withdraws, qualifies or modifies its recommendation of the merger agreement, or recommends in favor of any superior proposal;

•	we fail to take a vote of stockholders on the merger agreement prior to the termination date;

•	our board of directors fails to reaffirm its recommendation in favor of the merger agreement after receiving an alternative acquisition proposal, within five business days after receiving a written request from Philips Holding to do so;

•	our board of directors recommends that our stockholders tender into a competing tender or exchange offer or fails to recommend against acceptance of such offer prior to the earlier of (i) the date prior to the date of the stockholders meeting and (ii) either within ten business days after the commencement of such offer or any time thereafter; or

•	if there has been a breach of any representation, warranty, covenant or agreement made by Color Kinetics in the merger agreement such that the conditions relating to the accuracy of the representations and warranties of and the performance by Color Kinetics of its obligations would not be satisfied, and such breach is not cured within 30 days after Philips Holding gives us notice of the breach or by the termination date, whichever is earlier.

If the merger agreement is terminated, no party will have any liability under the merger agreement, other than for the fees described below under “— Termination Fees,” and other than for any liability or damages resulting from any material breach of the merger agreement.

Termination Fees

We will have to pay Philips Holding a termination fee of $28 million if:

•	an alternative acquisition proposal has been made or any person has publicly announced an intention to make an acquisition proposal, and such acquisition proposal or publicly announced intention has not been publicly withdrawn within a specified period and thereafter the merger agreement has been terminated at the termination date or because our stockholders did not adopt the merger agreement at a meeting convened for that purpose, but only if we have within twelve months after such termination agreed to, approved, recommended or otherwise not opposed or have completed an alternative acquisition proposal (substituting 50% for 15% in the definition of acquisition proposal);

•	Philips Holding has terminated the merger agreement because we have failed to take a vote of stockholders on the merger agreement prior to the termination date, or because our board of directors has changed its recommendation in favor of the merger agreement, recommended an alternative acquisition proposal, failed to reaffirm its recommendation of the merger agreement, recommended that our stockholders tender into a competing tender or exchange offer, or failed to recommend against such competing tender or exchange offer in the circumstances described above under “— Termination;”

•	we have terminated the merger agreement because our stockholders did not adopt it at a meeting convened for that purpose, under circumstances where Philips Holding could have terminated the merger agreement for any of the reasons described in the immediately preceding bullet point; or

•	we terminate the merger agreement when, before having obtained our stockholders’ adoption of the merger agreement, we accept a superior proposal in accordance with the terms of the merger agreement described above under “Termination.”

We have also agreed that if the termination fee becomes payable and is paid by us and accepted by Philips Holding pursuant to the terms of the merger agreement, the termination fee shall be Philip Holding’s and Merger Sub’s sole and exclusive remedy for monetary damages under the merger agreement.

Amendment

Subject to the provisions of applicable law, Color Kinetics, Philips Holding and Merger Sub may at any time modify or amend the merger agreement by a written agreement executed and delivered by their duly authorized officers. After our stockholders adopt the merger agreement at the special meeting, we will not make any amendment that requires further approval by our stockholders without first seeking the approval of our stockholders.

Royal Philips Guarantee

In connection with the execution of the merger agreement, Royal Philips entered into a guarantee by which it irrevocably and unconditionally guaranteed to Color Kinetics the performance by Philips Holding and Merger Sub of their obligations under the merger agreement. Royal Philips also agreed to take all actions that Philips Holding and Merger Sub are obligated under the merger agreement to cause Royal Philips to take.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information about the beneficial ownership of our common stock as of July 9, 2007, by:

•	each person or entity known by us to beneficially own more than five percent of our common stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares for which the person or entity has the right to acquire beneficial ownership within 60 days after July 9, 2007 through the exercise of any option, warrant or otherwise. Except as noted below, so far as is known to us, the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. Percentage of beneficial ownership is based on 21,470,150 shares of common stock outstanding as of July 9, 2007. All shares included in the “Right to Acquire” column represent shares subject to outstanding stock options or warrants that are exercisable within 60 days after July 9, 2007, and, as noted in footnotes 4 and 6, shares of common stock to be issued in lieu of cash compensation to those of our non-employee directors who elected to receive compensation in stock pursuant to our 2005 Directors’ Deferred Compensation Plan. The address of our executive officers and directors is in care of Color Kinetics Incorporated, 10 Milk Street, Suite 1100, Boston, Massachusetts 02108.

				Total Shares
	Number of Shares		Right to	Beneficially
Names and Addresses of Beneficial Holders	Owned		Acquire	Owned	Percent

FMR Corp.	2,118,940	(1)	—	2,118,940	9.87
82 Devonshire Street Boston, Massachusetts 02109
S.A.C. Capital Associates, LLC	1,195,941	(2)	—	1,195,941	5.57
72 Cummings Point Road Stanford, Connecticut 06902
Ihor Lys, Ph.D.	683,200		31,249	714,449	3.32
Elisabeth Allison	524,996	(3)	59,375	584,371	2.71
Garo Armen	314,423	(4)	130,920 (5)	445,343	2.06
William J. Sims	9,000		332,873	341,873	1.57
David K. Johnson	—		155,641	155,641		*
Noubar B. Afeyan	82,657	(6)	59,375	142,032		*
Michael Hawley	55,911		74,375	130,286		*
Frederick Morgan	139		112,567	112,706		*
John Abele	58,552		28,125	86,677		*
James F. O’Connor	—		34,375	34,375		*
William O’Brien	2,358		18,333	20,691		*
Jeffrey Cassis	—		—	—		*
All current directors and executive officers as a group (12 persons)	1,731,236		1,037,208	2,768,444	12.83

*	Less than one percent.

(1)	Based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2007. The amended report states that:

•	FMR Corp. has beneficial ownership of all of the shares listed in the table, has no voting power with respect to all of the shares listed in the table and has sole dispositive power with respect to all of the shares listed in the table;

•	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of all of the shares listed in the table as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940;

•	The ownership of one such investment company, Fidelity Growth Company Fund, amounts to all of the shares listed in the table or 9.87% of the outstanding shares;

•	Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity, and the Fidelity funds each has sole power to dispose of all of the shares listed in the table;

•	Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

•	Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(2)	Based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2007. The report states that:

•	S.A.C. Capital Advisors, LLC has beneficial ownership of all the shares listed in the table, has shared voting power with respect to all of the shares listed in the table, and has shared dispositive power with respect to all of the shares listed in the table;

•	S.A.C. Capital Management, LLC has beneficial ownership of all the shares listed in the table, has shared voting power with respect to all of the shares listed in the table and has shared dispositive power with respect to all of the shares listed in the table;

•	S.A.C. Capital Associates, LLC has beneficial ownership of 1,192,168 of the shares listed in the table, has shared voting power with respect to 1,192,168 of the shares listed in the table and has shared dispositive power with respect to 1,192,168 of the shares listed in the table;

•	Steven A. Cohen has beneficial ownership of all the shares listed in the table, has shared voting power with respect to all of the shares listed in the table and has shared dispositive power with respect to all of the shares listed in the table; and

•	SAC Capital Advisors, SAC Capital Management, and Mr. Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates and SAC MultiQuant. Mr. Cohen controls both SAC Capital Advisors SAC Capital Management. By reason of the provision of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially all of the shares listed in the table. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

(3)	Includes 517,841 shares beneficially held by Graham T. Allison Jr., the spouse of Ms. Allison. Ms. Allison disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest therein, if any.

(4)	Includes 313,810 shares beneficially held by Armen Partners, L.P., of which Mr. Armen is the Managing General Partner. Mr. Armen disclaims beneficial ownership of these shares, except of his pecuniary interest therein, if any. Does not include shares issuable to Mr. Armen under our 2005 Directors’ Deferred Compensation Plan. As of July 9, 2007, approximately 637 shares were issuable to Mr. Armen pursuant to the 2005 Directors’ Deferred Compensation Plan.

(5)	Includes 71,545 shares issuable upon the exercise of warrants held by Mr. Armen, and 59,375 shares issuable upon exercise of stock options held by Mr. Armen.

(6)	Does not include shares issuable to Mr. Afeyan under our 2005 Directors’ Deferred Compensation Plan. As of July 9, 2007, approximately 2,135 shares were issuable to Mr. Afeyan pursuant to the 2005 Directors’ Deferred Compensation Plan.

MARKET PRICE OF COLOR KINETICS
COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is traded on Nasdaq under the symbol CLRK. The following table sets forth the high and low sale prices of shares of our common stock as reported on Nasdaq. Color Kinetics has never paid any cash dividends on its common stock. Following the merger, our common stock will not be traded on Nasdaq or any other public market.

Year Ended	High	Low

December 31, 2005:
First Quarter	$18.05	$9.76
Second Quarter	13.54	9.00
Third Quarter	17.33	10.25
Fourth Quarter	17.20	11.84
December 31, 2006:
First Quarter	22.87	14.34
Second Quarter	23.60	14.05
Third Quarter	19.98	15.20
Fourth Quarter	21.74	17.12
December 31, 2007:
First Quarter	21.59	16.75
Second Quarter	33.65	19.00
Third Quarter (through July 10, 2007)	33.82	33.34

On June 18, 2007, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $29.79 per share. We encourage our stockholders to obtain current market quotations for our common stock.

FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and that are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Typically, we identify these forward-looking statements with words like “expect,” “intend,” “may,” “might,” “should,” “believe,” “anticipate,” “expect,” “estimate,” or similar expressions. We and our representatives may also make similar forward-looking statements from time to time orally or in writing.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. They are based on currently available information and current expectations and projections about future events. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to the following:

•	we may be unable to obtain the required stockholder adoption of the merger at the special meeting;

•	we may be unable to obtain the necessary regulatory approvals for the merger in a timely matter or at all, or we may be able to obtain such approvals only by agreeing to conditions that would not be acceptable to Color Kinetics or Philips Holding;

•	the conditions to the closing of the merger may not be satisfied, or the merger agreement may be terminated prior to closing;

•	disruptions and uncertainty resulting from our proposed merger with a major customer may make it more difficult for us to maintain relationships with other customers, employees or suppliers, and as a result our business may suffer;

•	the restrictions on our conduct prior to closing contained in the merger agreement may have a negative effect on our flexibility and our business operations;

•	our business may suffer as a result of competition in the LED and solid state lighting industries;

•	we may become involved in significant litigation;

•	the merger may involve unexpected costs or unexpected liabilities; and

•	additional factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk.”

These factors may not be all of the factors that could cause actual results to differ materially from those discussed in any forward-looking statements. Our company operates in a continually changing business environment and new factors emerge from time to time. We cannot predict all such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

The forward-looking statements in this proxy statement speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and no public participation in any of our future stockholder meetings. We intend to hold an annual meeting of stockholders in 2008 only if the merger is not completed by December 31, 2007. If we hold an annual meeting of stockholders in 2008, any stockholder who intends to present a proposal at the 2008 Annual Meeting of Stockholders for inclusion in our 2008 proxy statement must submit the proposal by December 28, 2007. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and must comply with certain procedures established by the SEC, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to our Corporate Secretary, Color Kinetics Incorporated, 10 Milk Street, Suite 1100, Boston, Massachusetts 02108. In addition, in accordance with our By-Laws, a stockholder wishing to bring an item of business before the 2008 Annual Meeting of Stockholders must deliver notice of the item of business to us at our offices not before February 28, 2008 and not later than March 29, 2008 even if the item is not to be included in our proxy statement. Proposals must comply with all applicable rules and regulations of the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from document retrieval services and the internet website maintained by the SEC at www.sec.gov.

If you have questions about the special meeting or the merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact our proxy solicitors:

The Altman Group, Inc.
Attention: Domenick DeRobertis
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Telephone: (800) 243-1162
Fax: (201) 460-0050

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that differs from or adds to what is contained in this proxy statement. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

Annex  A

AGREEMENT AND PLAN OF MERGER
Among
COLOR KINETICS INCORPORATED
PHILIPS HOLDING USA INC.
and
BLACK & WHITE MERGER SUB, INC.
Dated as of June 18, 2007

Page

ARTICLE I
The Merger; Closing; Effective Time
1.1.	The Merger	A-4
1.2.	Closing	A-4
1.3.	Effective Time	A-4

ARTICLE II
Certificate of Incorporation and By-Laws of the Surviving Corporation
2.1.	The Certificate of Incorporation	A-4
2.2.	The By-Laws	A-5

ARTICLE III
Directors of the Surviving Corporation
3.1.	Directors	A-5

ARTICLE IV
Effect of the Merger on Capital Stock; Exchange of Certificates
4.1.	Effect on Capital Stock	A-5
4.2.	Exchange of Certificates	A-5
4.3.	Treatment of Stock Plans	A-7
4.4.	Adjustments to Prevent Dilution	A-8

ARTICLE V
Representations and Warranties
5.1.	Representations and Warranties of the Company	A-8
5.2.	Representations and Warranties of Parent and Merger Sub	A-21

ARTICLE VI
Covenants
6.1.	Interim Operations	A-22
6.2.	Acquisition Proposals	A-24
6.3.	Proxy Filing; Information Supplied	A-27
6.4.	Stockholders Meeting	A-27
6.5.	Filings; Other Actions; Notification	A-27
6.6.	Access and Reports	A-29
6.7.	Stock Exchange De-listing	A-29
6.8.	Publicity	A-29
6.9.	Employee Benefits	A-29
6.10.	Expenses	A-30
6.11.	Indemnification; Directors’ and Officers’ Insurance	A-30
6.12.	Other Actions by the Company	A-31
6.13.	Pending Litigation	A-31

ARTICLE VII
Conditions
7.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-32
7.2.	Conditions to Obligations of Parent and Merger Sub	A-32
7.3.	Conditions to Obligation of the Company	A-33

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of June 18, 2007 among Color Kinetics Incorporated, a Delaware corporation (the “Company”), Philips Holding USA Inc., a Delaware corporation (“Parent”), and Black & White Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub,” Parent and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.2.  Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the second business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3.  Effective Time.  As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws of the Surviving Corporation

2.1.  The Certificate of Incorporation.  The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws , except that Article Fourth of the Charter shall be amended to read in its entirety as follows: “The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $1.00 per share.”

2.2.  The By-Laws.  The parties hereto shall take all actions necessary so that the by-laws of the Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable law.

ARTICLE III

Directors of the Surviving Corporation

3.1.  Directors.  The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration.  Each share of the Common Stock, par value $0.001 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive $34.00 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights that Dissenting Stockholders who are holders thereof may have under Section 4.2(f).

(c) Merger Sub.  At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

4.2.  Exchange of Certificates.

(a) Paying Agent.  Parent shall make available or cause to be made available to a paying agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld (the “Paying Agent”), amounts sufficient in the aggregate from time to time as needed to provide all funds necessary for the Paying Agent to make payments of the Per Share Merger Consideration pursuant to Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company.

(b) Exchange Procedures.  Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights.  No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or Paying Agent, as the case may be.

4.3.  Treatment of Stock Plans.

(a) Treatment of Options.  Immediately after the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)), vested or unvested, shall be cancelled and shall only entitle the holder of such Company Option to receive, as soon as reasonably practicable after the Effective Time (and in any event within five business days), an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option (without regard to any vesting provisions thereof) times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment. After the completion of the offer period ending July 31, 2007 under the Company’s 2004 Employee Stock Purchase Plan, the Company will not initiate any new offer period thereunder.

(b) Company Awards.  Immediately after the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, other than Company Options (the “Company Awards”), shall be cancelled and shall only entitle the holder of such Company Award to receive, as soon as reasonably practicable after the Effective Time (and in any event within five business days), an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time (without regard to any vesting provisions thereof) times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

(c) Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a) and 4.3(b). The Company shall take all actions necessary to ensure that after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards.

(d) Amounts Withheld.  To the extent that amounts are so withheld in respect of Taxes by the Surviving Corporation or Parent, as the case may be, pursuant to subsections 4.3(a) or (b) above, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Options or Company Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(e) Notice.  As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Options or Company Awards a letter approved in advance by Parent describing the treatment of and payment for such Company Options or Company Awards pursuant to this Section 4.3 and providing instructions for use in obtaining payment for such Company Options or Company Awards.

4.4.  Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1.  Representations and Warranties of the Company.  Except as set forth in the Company Reports (as defined in Section 5.1(e)) filed with the SEC prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws (as defined in Section 5.1(i)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Material Adverse Effect” means a material adverse effect on the financial condition, properties, assets, liabilities, business, prospects or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect:

(A) changes in the economy or financial markets generally in the United States;

(B) changes that are the result of factors generally affecting the industry in which the Company and its Subsidiaries operate;

(C) changes in United States generally accepted accounting principles after the date of this Agreement;

(D) a decline in the price of the Company Common Stock on NASDAQ, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect,

circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect;

(E) changes that are the result of acts of war, terrorism or natural disasters;

(F) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers that the Company establishes was caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(G) any action expressly required by this Agreement, including actions required to be taken by this Agreement upon the specific request of Parent; or

(H) failure of the Company to meet any estimates or projections, including of revenues or earnings, for any period; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

provided, further, that, with respect to clauses (A), (B) and (E), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the same industry in which the Company and its Subsidiaries operate.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 100,000,000 Shares, of which 21,470,150 Shares were outstanding as of the close of business on the date of this Agreement. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 4,338,230 Shares reserved for issuance under the Company’s plans disclosed in Section 5.1(b)(i) of the Company Disclosure Letter (the “Stock Plans”), the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock, and other stock rights under the Stock Plans, including the holder, date of grant, term, number of Shares and exercise price. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance, except any encumbrance for Taxes or other governmental charges that are not yet due and payable (each, a “Lien”). Except as set forth above, or as set forth in Section 5.1(b)(i) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii) Section 5.1(b)(ii) of the Company Disclosure Schedule sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person, acquisition of which would require an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(iii) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company Reports, respectively, and (C) was otherwise properly disclosed in the Company Reports.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisor, Deutsche Bank Securities, Inc., to the effect that the Per Share Merger Consideration is fair from a financial point of view to such holders of Shares. The board of directors of the Company has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings, approvals and/or notices pursuant to Section 1.3, Section 6.3, under the HSR Act or under any other antitrust, competition or premerger notification, trade regulation Law, regulation or Order (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or to permit the continuing operation of the business of the Company and its Subsidiaries in light of such consummation, except those that the failure to make or obtain which are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to (x) any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on 90 days’ or less notice (each, a “Contract”) that is binding upon the Company or any of its Subsidiaries, or (y), assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby), compliance with the matters referred to in Section 5.1(d)(i), any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract that is binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breaches, violations, terminations, defaults, creations, accelerations or changes that are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 5.1(j)(i)(J)) pursuant to which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(iii) The Company and its Subsidiaries are not creditors or claimants with respect to any debtor or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2003 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement and prior to the Closing, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii) The Company maintains disclosure controls and procedures required by and in accordance with Rule 13a-15 or 15d-15, as applicable, under the Exchange Act. The Company maintains internal control over financial reporting, as required by and in accordance with Rule 13a-15 or 15d-15, as applicable, under the Exchange Act. The Company has disclosed, based on the most recent evaluation by its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any communication since the Applicable Date made in writing by management or the Company’s auditors to the audit committee and required or contemplated by listing standards of the NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns made since the Applicable Date through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes.  Since December 31, 2006, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business, prospects, or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2006) of which management of the Company has knowledge which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as required by GAAP and disclosed in the Company Reports filed prior to the date hereof;

(v) (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws or as disclosed in the Company Reports filed prior to the date hereof; or

(vi) any agreement to do any of the foregoing.

(g) Litigation and Liabilities.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that, individually or in the aggregate, have not had, and are not reasonably likely to result in, a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Except as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date hereof, and except for obligations or liabilities incurred in the ordinary course of business since March 31, 2007 consistent with past practice, there are no material obligations or material liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed. Except as disclosed in the Company Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

(h) Employee Benefits.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its subsidiaries (the “Employees”) and current or former directors of the Company to which the Company or any of its Subsidiaries contributes or has any obligation to contribute or has or could have any liability in respect thereof, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (“Non-U.S. Benefit Plans”), are listed on Section 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent.

(ii) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Non-U.S. Benefit Plans (collectively, “U.S. Benefit

Plans”) are in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable laws. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code (including Section 412(m)).

(iv) All contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Pension Plan since the last day of the most recent plan year.

(vi) As of the date of this Agreement, there is no material pending or, to the knowledge of the Company threatened, litigation relating to the Benefit Plans. Neither the Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, other than in accordance with the requirements of Part 6 of Title I of ERISA and Section 4980 of the Code (“COBRA”). The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vii) There has been no amendment to, announcement by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(viii) All Non-U.S. Benefit Plans comply in all material respects with applicable local law. All Non-U.S. Benefit Plans are listed on Section 5.1(h)(viii) of the Company Disclosure Letter. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.

(i) Compliance with Laws; Licenses.  The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received from any Governmental Entity or any Person acting on behalf of any Governmental Entity any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. The Company and its Subsidiaries each has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of or failure to comply with which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(j) Material Contracts and Government Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company Reports, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by any Contract:

(A) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) that is reasonably likely to require aggregate payments of royalties or other amounts to or from the Company and its Subsidiaries in 2007 or any subsequent calendar year of more than $150,000, or is reasonably likely to require aggregate payments to or from the Company and its Subsidiaries in any time period of more than $500,000;

(C) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated hereby;

(D) that (i) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (ii) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, of Parent or its Subsidiaries, (iii) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries or (iv) prohibits or limits in any material respect the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(E) to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any Subsidiary has agreed not to acquire assets or securities of the other party or of any of the Affiliates of such party;

(F) between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

(G) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for such indemnification provisions as are (x) customary in the Company’s industry or incidental to the routine conduct of its business, (y) not reasonably likely to be material to the Company or any of its Subsidiaries and (z) entered into in the ordinary course of business (an “Ordinary Course Indemnity”); and

(H) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000; and

(I) Each such Contract described in clauses (A) through (H) is referred to herein as a “Material Contract”.

(ii) A correct and complete copy of each Material Contract has previously been delivered or made available to Parent. Each of the Material Contracts (and those Contracts which would be Material Contracts but for the exception of being filed as exhibits to the SEC Reports) is valid and binding on the Company or its Subsidiaries, as the case may be, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(iii) (A) With respect to each Government Contract (as hereinafter defined), except as would not reasonably be expected to have a Material Adverse Effect, (x) all representations and certifications executed, acknowledged or set forth in such Governmental Contract were complete and correct in all material respects as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with all such representations and certifications: (y) neither a Governmental Entity nor any prime contractor, subcontractor or other Person acting on behalf of the a Governmental Entity or under a Government Contract has notified the Company or any of its Subsidiaries that the Company or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

(iv) (x) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective personnel is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; (y) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (z) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.

As used herein, “Government Contract” means any contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is, to the knowledge of the Company, a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

(k) Real Property.

(i) No real property is owned by the Company or its Subsidiaries, and the Company and its Subsidiaries are not parties to any outstanding options or rights of first refusal to purchase any real property.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, except in each case for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(l) Takeover Statutes.  Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. The board of directors of the Company has taken all actions necessary to render inapplicable to this Agreement (and the transactions contemplated hereby) the restrictions set forth in Section 203 of the DGCL.

(m) Environmental Matters.  (i) the Company and its Subsidiaries have at all times been in material compliance with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance to the extent that such property could reasonably be expected to require performance of any response actions under any Environmental Law; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated by the Company or any of its Subsidiaries with any Hazardous Substance during such period of ownership or operation to the extent that such property could reasonably be expected to require performance of any response actions under any Environmental Law ; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity (other than an Ordinary Course Indemnity) or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; and (B) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

(n) Taxes.  The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes (as defined below) that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and that have been properly and fully reserved for in the Company Reports in accordance with GAAP; and (iii) have not waived any statute of limitations with respect to Taxes which has not yet expired or agreed to any extension of time with respect to a Tax assessment or deficiency, which assessment or deficiency has not yet been paid. As of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and are not disclosed or provided for in the Company Reports. The Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the three fiscal years ended December 31, 2005. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2006 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Section 1.6011-4 of the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code (the “Treasury

Regulations”) nor has the Company or any of its Subsidiaries been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code. None of the Company or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, or (iii) by contract, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar material contract or agreement other than any agreement or contract between or among the Company and any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. There are no material Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments that are in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as amendments thereof and schedules and attachments thereto) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound, if any (collectively, the “Company Labor Agreements”). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

(p) Intellectual Property.

(i) The Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. The Intellectual Property owned by the Company and its Subsidiaries is, to the knowledge of the Company, valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting in any material respect the Company’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property. The Company and its Subsidiaries have not, to the knowledge of the Company, infringed or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement.

(ii) The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company’s knowledge, no material Trade Secrets have been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All employees and consultants of the Company have executed Intellectual Property and confidentiality agreements for the benefit of the Company pursuant to which each such employee and consultant has assigned each of her inventions to the Company and has agreed to treat confidentially all Trade Secrets.

(iii) The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use any of their Intellectual Property, that are in effect as of the date of this Agreement or will become effective after the date of this Agreement, other than non-exclusive licenses granted in the ordinary course of business all of which licenses have been previously been made available to Parent. More specifically, the Company and its Subsidiaries have not granted or undertaken to grant a royalty free, paid-up license or cross license to use any of their Intellectual Property to any third party. The Company and its Subsidiaries have not obtained any rights to use third party intellectual property pursuant to sublicenses or pursuant to cross-licenses, settlement-agreements or other royalty free agreements, and, except as set forth in Section 5.1(p)(iii) of the Company Disclosure Letter, no such third party intellectual property is incorporated in the Company’s products or is otherwise material to the business of the Company and its Subsidiaries.

(iv) The IT Assets owned, used or held for use by the Company or any of its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with its business, except as would not reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices. To the Company’s knowledge, none of the IT Assets or any software used by the Company in its products or operation contains any shareware, open source code or other software whose use requires disclosure of source code or licensing of Intellectual Property.

(v) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, other than commercially available off the shelf software.

(q) Insurance.  All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with insurance carriers believed by the Company to be reputable, provide coverage for risks incident to the business of the Company and its Subsidiaries and their respective properties and assets that are believed by the Company to be normal and customary for persons engaged in similar businesses, and are in character and amount generally consistent with that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(r) Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Deutsche Bank Securities, Inc. as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Deutsche Bank Securities, Inc. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

5.2.  Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. This Agreement has been duly adopted by Parent, the sole stockholder of Merger Sub, in accordance with applicable Law and the certificate of incorporation and by-laws of Merger Sub.

(c) Governmental Filings; No Violations; Etc.

(i) Other than the filings, approvals and/or notices pursuant to Section 1.3, under the HSR Act or under any other applicable antitrust, competition or premerger notification, trade regulation Law, regulation or Order (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Available Funds.  Parent will have available to it as of the Closing Date all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and to satisfy all of its other obligations under this Agreement.

(e) Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.1.  Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $100,000 in any transaction or series of related transactions, other than acquisitions pursuant to Material Contracts in effect as of the date of this Agreement or pursuant to Section 6.1(a)(x) below;

(iv)  issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than upon the exercise of Company Options or warrants to purchase Shares that are outstanding on the date of this Agreement;

(v) create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in excess of $500,000;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $500,000 in the aggregate;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $500,000 in the aggregate;

(x) except as set forth in the capital budgets set forth in Section 6.1(i)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $500,000 in the aggregate during any 12 month period;

(xi) other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xii) except for non-exclusive standard license agreements with customers that are entered into in the ordinary course of business upon terms and royalty rates that are consistent with the Company’s past practice and do not include any cross-license of existing Intellectual Property of the licensee, and that are not individually material to the business of the Company, enter into any new license agreement with respect to the Intellectual Property or IT Assets of the Company;

(xiii) amend any existing license agreement with respect to the Intellectual Property or IT Assets of the Company other than in the ordinary course of business consistent with past practice and in a manner that is not adverse to the Company;

(xiv) make any changes with respect to accounting policies or any material change in accounting procedures, except as required by changes in GAAP;

(xv) except in the ordinary course of business consistent with past practice, settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $250,000 (net of insurance coverage), or any disputed obligation or liability of the Company in excess of such amount;

(xvi) other than in the ordinary course of business consistent with past practice, amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $250,000;

(xvii) make any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment (other than the payment in the ordinary course of business of Taxes that are due and payable), or surrender any right to claim a refund of Taxes;

(xviii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses (other than licenses to customers that lapse or expire in accordance with their terms), operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with the sale of Company products and services in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $500,000 in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

(xix) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 5.1(h)(i) of the Company Disclosure Letter, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers, (iii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(xx) knowingly take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied or is reasonably likely to prevent the consummation of the Merger; or

(xxi) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any written or material oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement (other than an oral communication with any individual director, officer or employee), the Company shall provide Parent with a copy of the intended communication; Parent shall have a reasonable period of time to review and comment on the communication; and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(c) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent the consummation of the Merger.

6.2.  Acquisition Proposals.

(a) No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use reasonable best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7) and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would be reasonably likely to result in a breach of the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any inquiry, proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any inquiry proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power or 15% of the outstanding shares of any class of equity securities of the Company or those of any of its Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement) pursuant to Section 6.2(c) and the time likely to be required to consummate such Acquisition Proposal.

(c) No Change in Recommendation or Alternative Acquisition Agreement.  The board of directors of the Company and each committee of the board of directors shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger; or

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if the board of directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least 48 hours following Parent’s receipt of notice from the Company advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including all necessary information under Section 6.2(f). In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company board of directors shall consider any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2(a), including with respect to the notice period referred to in this Section 6.2(a).

(d) Certain Permitted Disclosure.  Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that (except in the case of a “stop-look-and-listen” communication pursuant to Rule 14d-9(f) under the Exchange Act) if any such disclosure does not reaffirm the Company Recommendation or has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.5(b).

(e) Existing Discussions.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(f) Notice.  The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of any material developments affecting the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

6.3.  Proxy Filing; Information Supplied.  The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within ten days after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to itself and its Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall cooperate, and shall cause Koninklijke Philips Electronics N.V. (“Royal Philips”) and its Subsidiaries to cooperate, with the Company in preparing the Proxy Statement. Parent agrees that none of the information supplied by it or any Subsidiaries of Royal Philips for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4.  Stockholders Meeting.  The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement, and in any event within 75 days of the date of this Agreement, to consider and vote upon the adoption of this Agreement, and shall not postpone or adjourn such meeting except that, after consultation with the Parent, the Company may adjourn or postpone the Stockholders Meeting to the extent legally necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of the Company’s common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting. The Company will prepare and distribute as promptly as practicable any such required supplement or amendment to the Proxy Statement and following any such adjournment or postponement of the Stockholder Meeting, the Company shall take all action necessary to reconvene the Stockholders Meeting as promptly as practicable after such adjournment or postponement. Subject to Section 6.2(a) hereof, the board of directors of the Company shall recommend the adoption and shall take all lawful action to solicit such adoption of this Agreement.

6.5.  Filings; Other Actions; Notification.  (a) Proxy Statement.  The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that (i) nothing in this Agreement, including, without limitation, this

Section 6.5, shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any of any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company and (ii) nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to take any other action under this Section 6.5 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information.  The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Status.  Subject to applicable Laws and the requirements of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the others with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Antitrust Matters.  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company and Parent agree to promptly provide to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) such non-privileged information and documents as are requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement.

(f) For purposes of this Section 6.5, the term Parent shall include Royal Philips. Parent shall cause Royal Philips to comply with this Section 6.5 as if Royal Philips was a party to this Agreement.

6.6.  Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours and in a manner which does not materially disrupt or interfere with its business operations, throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7.  Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.8.  Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.9.  Employee Benefits.  (a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries will continue to be provided with pension and welfare benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees. Parent will cause any employee benefit plans of Parent which the employees of the Company and its Subsidiaries are entitled to participate in to take into account for purposes of eligibility and vesting thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Parent shall cause the Surviving Corporation to honor all employee benefit obligations to current and former employees under the Benefit Plans listed in Section 6.9(a) of the Company Disclosure Letter. Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Compensation and Benefit Plan, (2) give any third party any right to enforce the provisions of this Section 6.9 or (3) obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular benefit plan or (ii) retain the employment of any particular employee.

(b) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (ii) cause the Company 401(k) Plan to be terminated effective immediately prior to the Effective Time.

(c) The Company agrees to cause each of its officers and directors to repay any outstanding liens or notes to the Company or its Subsidiaries prior to the Effective Time.

6.10.  Expenses.  Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11.  Indemnification; Directors’ and Officers’ Insurance.  (a) From and after the Effective Time, the Parent and the Surviving Corporation agree that they will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware law and the Company’s certificate of incorporation and by-laws shall be made by independent counsel selected by the Surviving Corporation.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this

Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of 175% of the current annual premium paid by the Company for D&O Insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 175% of the current annual premiums currently paid by the Company for D&O Insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.12.  Other Actions by the Company.

(a) Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters.  The board of directors of the Company shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(e) under the Exchange Act to exempt the conversion to cash of all Shares, Company Options and Company Awards by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Each of Parent and the Company shall provide to counsel for the other party for its review copies of such resolutions to be adopted by its board of directors prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for Parent’s board of directors to set forth the information required in the resolutions of Parent’s board of directors.

6.13.  Pending Litigation.  Promptly following the date of this Agreement, the Company and Parent agree to take all action necessary to suspend all activities in connection with the pending litigation in Boston, Massachusetts and Vancouver, British Columbia, Canada between the Company and the Parent’s indirect wholly-owned subsidiary, TIR Systems Ltd. Such suspension shall remain in place until either the Closing Date or the Termination Date.

ARTICLE VII

Conditions

7.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and by-laws of the Company.

(b) Regulatory Consents.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and all filings or registrations with, or consents or approvals of, any Governmental Entity required under the Laws of Germany shall have been made or obtained.

(c) Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

7.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties of Company.  The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.1(b) hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that such officers have read this Section 7.2(a) and the conditions set forth in Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) No Restraints.  There shall not be threatened, instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair Parent’s ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or its Subsidiaries (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit in Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

(d) Governmental Consents.  All Company Approvals and all Parent Approvals shall have been obtained or made. Other than the filing pursuant to Section 1.3, all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub (“Governmental Consents”) shall have been made or obtained (as the case may be).

(e) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred or been disclosed any change, event, circumstances or development that has had, or is reasonably likely to have, a Material Adverse Effect.

(f) Dissenters Rights.  Holders of Shares representing in excess of 7% of the outstanding Shares shall not have exercised (or, if exercised, shall not have withdrawn such exercise by the close of business on the day after the day of the Stockholders Meeting) rights of dissent in connection with the Merger.

7.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an Authorized Representative of Parent and Merger Sub to such effect

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an Authorized Representative of Parent and Merger Sub.

ARTICLE VIII

Termination

8.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2.  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by December 31, 2007, whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), provided, however, that if Parent determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Merger by any Government Antitrust Entity or Section 6.5(e)(iii) is applicable, the Termination Date may be extended by Parent to a date not beyond April 30, 2008 (the “Termination Date”), (b) the Stockholders Meeting shall have been held (and not adjourned) and the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained thereat, or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3.  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned:

(a) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, a binding offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal (it being understood that, if accepted by the Company board of directors, such an offer shall become an enforceable amendment to this Agreement without further action by Parent, Merger Sub or the Company) and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification and (z) during such four-day period, to negotiate with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date.

8.4.  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the board of directors of the Company shall have made a Change of Recommendation, (b) the Company shall have failed to take a vote of stockholders on the Merger prior to the Termination Date, (c) at any time following receipt of an Acquisition Proposal and a written request by Parent to do so, the Company board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event (i) within five (5) business days after receipt of the written request to do so from Parent), (d) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company board of directors recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, prior to the earlier of (x) the date prior to the date of the Stockholders Meeting and (y) either (A) within ten (10) business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or (B) at any time thereafter, the Company board of directors fails to recommend against acceptance of such offer, (e) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date.

8.5.  Effect of Termination and Abandonment.

(a) Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (A) thirty (30) business days prior to, with respect to any termination pursuant to Section 8.2(a) and (B) at least ten (10) business days prior to, with respect to termination pursuant to Section 8.2(b)), and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b) (ii) this Agreement is terminated (A) by Parent pursuant to Section 8.4 (other than subsection 8.4(e)) or (B) by the Company pursuant to Section 8.2(b) and, on or prior to the date of the Stockholders Meeting, any event giving rise to Parent’s right to terminate under Section 8.4 (other than subsection 8.4(e)) shall have occurred or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $28 million (the “Termination Fee”) (provided, however, that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.3), payable by wire transfer; provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal (substituting “50%” for “15%” in the definition of “Acquisition Proposal”); provided that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge that in the event that the Termination Fee becomes payable and is promptly paid by the Company and accepted by Parent pursuant to this Section 8.5(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1.  Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Sections 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.  Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3.  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4.  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.  Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.6.  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

Philips Electronics North America Corporation
Corporate Law Department
1251 Avenue of the Americas
New York, NY 10020-1104
Attention: Joseph Innamorati
fax: (212) 536-0589

with a copy to:

James Nolan
Senior Vice President, Corporate Mergers & Acquisitions
Koninklijkle Philips Electronics N.V.
Breitner Center, HBT 17
Amstelplein 2, 1096 BC
P.O. Box 77900
1070 MX Amsterdam
The Netherlands
fax: (31) 20 59 77300

 — and —

Sullivan & Cromwell LLP,
125 Broad Street, New York, NY 10004
fax: (212) 558-3588
Attention: Neil T. Anderson

If to the Company:

For notices given prior to August 27, 2007:

Color Kinetics Incorporated
10 Milk Street
Boston, MA 02108
Attention: William J. Sims, Chief Executive Officer
fax: (617) 701-2204

For notices given on or after August 27, 2007:

Color Kinetics Incorporated
3 Burlington Woods Drive
Burlington, MA 01803
Attention: William J. Sims, Chief Executive Officer
fax: (617) 701-2204

with a copy to:

Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, MA 02210

Attention:	John D. Patterson, Jr.
Robert W. Sweet, Jr.
fax: (617) 832-7000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7.  Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated May 24, 2007, between a subsidiary of Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8.  No Third Party Beneficiaries.  Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9.  Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.  Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.11.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.12.  Interpretation; Construction.  (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.13.  Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, an Affiliate of Parent to be a Constituent Corporation, in which event all references herein to such Constituent Corporation shall be deemed references to such Affiliate, except that all representations and warranties made herein with respect to such Constituent Corporation as of the date of this Agreement shall be deemed representations and warranties made with respect to such Affiliate as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COLOR KINETICS INCORPORATED

By:	/s/ William J. Sims
Name: William J. Sims

Title:	President and
Chief Executive Officer

PHILIPS HOLDING USA INC.

By:	/s/ Joseph E. Innamorati
Name: Joseph E. Innamorati

Title:	Senior Vice President

BLACK & WHITE MERGER SUB, INC.

By:	/s/ Joseph E. Innamorati
Name: Joseph E. Innamorati

Title:	Senior Vice President

GUARANTEE BY KONINKLIJKE PHILIPS ELECTRONICS N.V.

Koninklijke Philips Electronics, N.V., a corporation organized under the laws of the Kingdom of the Netherlands (the “Guarantor”), hereby irrevocably and unconditionally guarantees to Color Kinetics Incorporated the full and timely performance by Philips Holding USA Inc. and Black & White Merger Sub, Inc. (collectively, the “Philips Companies”) of their respective obligations under the foregoing Agreement and Plan of Merger (the “Merger Agreement”), and agrees to take all actions which the Philips Companies are obligated under the Merger Agreement to cause the Guarantor to take. Sections 9.2, 9.4, 9.5, 9.8 and 9.11 of the Merger Agreement shall apply to this guarantee, mutatis mutandis, as if they had been fully set forth herein.

KONINKLIJKE PHILIPS ELECTRONICS N.V.

By	/s/ Gerard Kleisterlee
Name: Gerard Kleisterlee

Title:	President, Chief Executive Officer, and Chairman of the Board of Management and the Management Group Committee

By	/s/ Pierre-Jean Sivignon
Name: Pierre-Jean Sivignon

Title:	Executive Vice-President and Chief Financial Officer

Dated June 18, 2007

[Signature Page of Merger Agreement]

ANNEX A

DEFINED TERMS

Terms	Section

Acquisition Proposal	6.2(b)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
business day	1.2
By-Laws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2(c)(ii)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	5.1(h)(ii)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(b)
Company Disclosure Letter	5.1
Company Labor Agreements	5.1(o)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Costs	6.11(a)
D&O Insurance	6.11(c)
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenting Stockholders	4.1(a)
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
GAAP	5.1(e)(iv)

Terms	Section

Governmental Consents	7.2(d)
Governmental Entity	5.1(d)(i)
Government Antitrust Entity	6.5(e)
Government Contract	5.1(j)(iv)
Hazardous Substance	5.1(m)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(v)
IRS	5.1(h)(ii)
IT Assets	5.1(p)(v)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)
Lien	5.1(b)(i)
Material Adverse Effect	5.1(a)
Material Contract	5.1(j)(i)(I)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
Non-U.S. Benefit Plans	5.1(h)(i)
Order	7.1(c)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Paying Agent	4.2(a)
PBGC	5.1(h)(iii)
Pension Plan	5.1(h)(ii)
Person	4.2(d)
Per Share Merger Consideration	4.1(a)
Proxy Statement	6.3
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
Royal Philips	6.3
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1
Securities Act	5.1(e)(i)
Share	4.1(a)
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1

Terms	Section

Takeover Statute	5.1(l)
Tax, Taxes	5.1(n)
Tax Return	5.1(n)
Termination Date	8.2
Termination Fee	8.5(b)
Trade Secrets	5.1(p)(v)
Treasury Regulations	5.1(n)
U.S. Benefit Plans	5.1(h)(ii)

Annex B

June 18, 2007

Board of Directors
Color Kinetics Incorporated
10 Milk Street
Boston, MA 02108

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as exclusive financial advisor to Color Kinetics Incorporated (the “Company”) in connection with the proposed draft Agreement and Plan of Merger, dated as of June 18, 2007, by and among the Company, Philips Holding USA Inc. (the “Acquiror”) and Black & White Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Acquiror (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of the Acquiror. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $0.001 per share, of the Company (“Company Common Stock”) not owned directly or indirectly by the Company or Panther or held by stockholders who perfect appraisal rights under Delaware law will be converted into the right to receive $34.00 per share in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to the holders of outstanding shares of Company Common Stock.

In connection with Deutsche Bank’s role as exclusive financial advisor to the Company, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. Deutsche Bank has also held discussions with members of the senior managements of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of a draft of the Merger Agreement dated June 18, 2007, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Parent, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

B-1

For purposes of rendering its opinion, Deutsche Bank has assumed that the final terms of the Merger Agreement will not differ materially from the terms set forth in the draft it has reviewed. Deutsche Bank has also assumed that, in all respects material to its analysis, the representations and warranties of the Company, the Acquiror and Merger Sub contained in the Merger Agreement are true and correct, the Company, the Acquiror and Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, the Acquiror and Merger Sub Company to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve the Transaction. This opinion is limited to the fairness, as of the date hereof, from a financial point of view, of the Consideration to the holders of outstanding shares of Company Common Stock, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or how any holder of share of Company Common Stock should vote with respect to the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to the Company and the Acquiror or their affiliates for which they have received compensation, including, in November of 2006, a member of the DB Group acted as sole-bookrunner on the Company’s follow-on equity offering. The DB Group may, in the future, provide investment banking, commercial banking or other financial services to the Company or the Acquiror, for which we would expect the DB Group to received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and the Acquiror for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of outstanding shares of Company Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

/s/  Deutsche Bank Securities by Tor Braham

B-2

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D
Form of Proxy Card
COLOR KINETICS INCORPORATED
10 Milk Street, Suite 1100
Boston, MA 02108
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR OUR SPECIAL MEETING,
AUGUST 22, 2007
     Each stockholder signing this Proxy hereby appoints William J. Sims, David K. Johnson and Peter D. Karol, or any of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Color Kinetics Incorporated held of record by the signer on July 9, 2007, at the special meeting of stockholders of Color Kinetics Incorporated to be held on August 22, 2007, or any adjournments or postponements thereof, for all matters as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting. Each stockholder signing this Proxy acknowledges receipt of the Proxy Statement dated July 16, 2007 and hereby expressly revokes any and all proxies theretofore given or executed by the undersigned with respect to the shares of common stock represented by this Proxy and by filing this Proxy with the Secretary of Color Kinetics Incorporated gives notice of such revocation.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL ONE, TO ADOPT THE MERGER AGREEMENT AND FOR PROPOSAL TWO, TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT. WITHRESPECT TO ANY OTHER MATTERS OF BUSINESS THAT PROPERLY COME BEFORE THE MEETING, THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.
(Continued and to be marked, dated and signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF
COLOR KINETICS INCORPORATED
AUGUST 22, 2007

10:00 a.m. Eastern Daylight Time

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
-OR -
IN PERSON — You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Daylight Time on August 21, 2007.
▼ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

	FOR	AGAINST	ABSTAIN
Proposal 1: Adopt the Merger Agreement.	☐	☐	☐

Proposal 2: Approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement.
	☐	☐	☐

In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN AND DATE THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF COLOR KINETICS INCORPORATED August 22, 2007 10:00 a.m. Eastern Daylight Time Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN Proposal 1: Adopt the Merger Agreement. Proposal 2: Approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement. In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card. YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN AND DATE THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted by this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.